UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.            )

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ALLEGHANY CORPORATION

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ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 27, 2012 at 10:00 a.m., Local Time

Harvard Club of New York City

35 West 44th Street

New York, New York

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2012 Annual Meeting of Stockholders will be held at the Harvard Club of New York City, 35 West 44th Street, New York, New York, on Friday, April 27, 2012 at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms expiring in 2015.

2.	To consider and take action upon a proposal to approve Alleghany’s 2012 Long-Term Incentive Plan.

3.	To consider and take action upon a proposal to ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for the year 2012.

4.	To hold an advisory, non-binding vote on executive compensation.

5.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of Alleghany common stock at the close of business on March 14, 2012 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2012 Annual Meeting and any adjournments of this meeting.

You are cordially invited to be present. If you do not expect to attend in person, you may vote your shares by telephone, by the Internet, or by signing and returning the enclosed proxy card in the envelope provided. Representation of your shares is very important. We ask that you submit your proxy promptly. You may revoke your proxy at any time prior to its being voted by written notice to the Secretary of Alleghany or by voting in person at the 2012 Annual Meeting.

By order of the Board of Directors

CHRISTOPHER K. DALRYMPLE

Senior Vice President, General Counsel and Secretary

March 16, 2012

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2012 Annual Meeting of Stockholders to be Held on April 27, 2012: Our proxy materials relating to our 2012 Annual Meeting (notice of meeting, proxy statement, proxy and 2011 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.edocumentview.com/YAL to view and obtain the proxy materials online.

ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

PROXY STATEMENT

2012 Annual Meeting of Stockholders to be held April 27, 2012

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” “our,” or “us” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2012 Annual Meeting of Stockholders, or the “2012 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to below and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 16, 2012.

References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

On March 6, 2012, we completed the acquisition of Transatlantic Holdings, Inc. (“Transatlantic”) pursuant to the merger agreement entered into between Alleghany and Transatlantic on November 21, 2011. As part of the consideration for the merger, we issued 8,360,959 shares of our common stock to the former stockholders of Transatlantic. In addition, in accordance with the terms of the merger agreement, three former directors of Transatlantic became directors of Alleghany effective upon the closing of the acquisition. One of the three former Transatlantic directors, John G. Foos, was appointed to the class of 2012 and will stand for election to the class of 2015 at the 2012 Annual Meeting.

Information About Voting

Alleghany’s Board has fixed the close of business on March 14, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2012 Annual Meeting. Stockholders are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2012 Annual Meeting. As of the close of business on March 14, 2012, there were 16,926,274 shares of Alleghany common stock outstanding and entitled to vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Alleghany’s common stock is required to constitute a quorum for the transaction of business at the 2012 Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2012 Annual Meeting. Under applicable rules of the New York Stock Exchange, brokers may not use discretionary authority to vote shares of Alleghany’s common stock held for clients on any of the matters to be considered at the 2012 Annual Meeting other than the ratification of our selection of Ernst & Young LLP, as Alleghany’s independent accounting firm. Accordingly, it is important that, if your shares are held by a broker, you provide instructions to your broker so that your votes with respect to the election of directors, approval of Alleghany’s 2012 Long-Term Incentive Plan, and the advisory vote on executive compensation are counted.

There are three ways to vote by proxy: by calling the toll free telephone number on the enclosed proxy card, by using the Internet as described on the enclosed proxy card or by returning the enclosed proxy card in the envelope provided. You may be able to vote by telephone or the Internet if your shares are held by a broker; follow their instructions.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each person who, based upon information provided to Alleghany or filings made by such person with the U.S. Securities and Exchange Commission, or the “SEC,” was the beneficial owner of more than five percent our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
Davis Selected Advisers, LP	2,707,923	—	2,707,923	(2)	16.0
2949 East Elvira Road, Suite 101, Tuscon, AZ 85706
Artisan Partners Limited Partnership	—	859,584	859,584	(3)	5.1
875 E. Wisconsin Avenue, Suite 800, Milwaukee, WI 53202

(1)	The stock ownership information in the table is as of March 12, 2012.

(2)	Davis Selected Advisors, LP, an investment adviser (“Davis Advisors”) has advised Alleghany, on behalf of itself and its affiliate Davis New York Venture Fund, a registered investment company, that Davis Advisors has sole voting power over 2,482,457 shares of common stock, no voting power over 225,466 shares of common stock, and sole dispositive power over 2,707,923 shares of common stock. Davis Advisors has advised Alleghany that the shares are held for investment purposes on behalf of client accounts over which Davis Advisors has either sole or shared discretionary dispositive or voting power, that beneficial ownership on the part of Davis Advisors is expressly disclaimed, as permitted by Rule 13d-4 of the Securities Exchange Act of 1934, as amended, and that all purchases of shares were made for investment purposes only and in the ordinary course of business of Davis Advisors as a registered investment advisor. To satisfy the requirements of certain insurance regulatory authorities, on February 27, 2012, Davis Advisors entered into a binding agreement with Alleghany whereby Davis Advisors agreed to vote the number of shares of Alleghany over which Davis Advisors holds voting power in excess of 9.9% of Alleghany’s outstanding shares in a manner proportionate to the vote of the owners of Alleghany shares (excluding Davis Advisors, stockholders beneficially owning more than 10% of outstanding Alleghany shares, and directors and officers of Alleghany) voting on such matters.

(3)	According to an amendment dated February 6, 2012 to a Schedule 13G statement filed jointly by Artisan Partners Limited Partnership, an investment adviser (“Artisan Partners”), Artisan Investment Corporation, the general partner of Artisan Partners (“Artisan Corp.”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Partners, Artisan Corp. and ZFIC, are referred to herein as “Artisan Parties”), the Artisan Parties share voting and dispositive power over 838,648 shares of common stock, and share dispositive power over an additional 21,206 shares of common stock. The statement indicated that such shares had been acquired on behalf of discretionary clients of Artisan Partners, persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares, and to the knowledge of the Artisan Parties none of such persons has an economic interest in more than 5% of the class.

ALLEGHANY CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, Alleghany’s Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, consisting of an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Additional information regarding these committees is set out below.

Alleghany’s Board currently consists of fourteen directors. Upon the closing of the acquisition of Transatlantic on March 6, 2012, in accordance with the terms of the merger agreement, three former members of the board of directors of Transatlantic, Stephen P. Bradley, Ian H. Chippendale and John G. Foos, were appointed as directors of Alleghany, with one of such new directors being appointed to each of the Board’s three classes (Mr. Foos to the class of 2012, Mr. Bradley to the class of 2013, and Mr. Chippendale to the class of 2014). Consequently, there are currently five members of the Board whose terms will expire at the 2012 Annual Meeting: John J. Burns, Jr., Dan R. Carmichael, Mr. Foos, William K. Lavin and Raymond L.M. Wong. Mr. Burns, a director of Alleghany (or its predecessor, Alleghany Corporation, a Maryland corporation, which we refer to as “Old Alleghany”) since 1968, has not been nominated for re-election as a director of Alleghany. In addition, Dan R. Carmichael, a director of Alleghany since 1993, notified Alleghany on February 23, 2012 of his intention to retire as a director of Alleghany effective as of the 2012 Annual Meeting and, thus, he also has not been nominated for re-election as a director of Alleghany.

Because two directors whose terms expire at the 2012 Annual Meeting have not been nominated for re-election, in order to make the classes of the Board as nearly equal in size as practicable, the Board has determined to nominate Phillip M. Martineau, who was last elected to the Board at the 2010 Annual Meeting, to stand for re-election at the 2012 Annual Meeting. As a result, the directors that have been nominated by the Board for election at the 2012 Annual Meeting to the class of 2015 are Messrs. Foos, Lavin, Martineau, and Wong. Since Messrs. Burns and Carmichael have not been nominated for re-election at the 2012 Annual Meeting, if all of Messrs. Foos, Lavin, Martineau and Wong are elected, the size of the Board will be reduced effective at the 2012 Annual Meeting from fourteen to twelve directors.

The Board held 10 meetings in 2011. Each director who served as a director of Alleghany any time during 2011 attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she served that were held in 2011. There are two regularly scheduled executive sessions for non-management directors of Alleghany and one regularly scheduled executive session for independent directors each year. The Chairman, who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Three directors attended the 2011 Annual Meeting of Stockholders.

Director Independence

Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Rex D. Adams, Stephen P. Bradley, Karen Brenner, Dan R. Carmichael, Ian H. Chippendale, John G. Foos, Jefferson W. Kirby, William K. Lavin, Thomas S. Johnson, Phillip M. Martineau, James F. Will and Raymond L.M. Wong have no material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany, based upon the fact that none of such directors has any material relationship with Alleghany either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany. As a result, twelve of Alleghany’s current fourteen directors are independent directors. All of the director nominees, Messrs. Foos, Lavin, Martineau and Wong, are independent. Assuming that all of Messrs. Foos, Lavin, Martineau and Wong are elected at the 2012 Annual Meeting, the size of the Board will be reduced effective at the 2012 Annual Meeting from fourteen to twelve directors, and eleven of Alleghany’s twelve directors will be independent directors.

Board Leadership

Currently the positions of Chairman, and President and chief executive officer, are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the historical development of the composition of the Board and management, the Corporate Governance Guidelines, and the significant tenure of a majority of the Board members.

Board Role in Risk Oversight

The Board oversees risk management directly and through its Audit Committee, Compensation Committee, and Nominating and Governance Committee. Alleghany management has several committees that it uses group-wide to monitor and manage risk, including a Risk Management Committee, Reinsurance Security Committee, Investment Committee and Legal Compliance Committee. Alleghany management regularly reports to the Board and, as appropriate, to the committees of the Board on management’s activities and risk tolerances. Each year at the Board’s December or January meeting, the Board receives a formal report on enterprise risk management and, at the same meeting, considers Alleghany’s five-year strategic plan and the evaluation of the chief executive officer, allowing the Board to consider risk and risk management in the context of the strategic plan and management’s performance. At the Audit Committee’s June meeting, it receives a formal report on enterprise risk management and legal compliance, which is also copied to the Board, and the Audit Committee subsequently reports thereon to the Board. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Audit Committee

The current members of the Audit Committee are Messrs. Lavin (Chairman), Adams, Carmichael and Wong and Ms. Brenner. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•

the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting estimates, to be included in Alleghany’s Annual Report on Form 10-K to the SEC and whether to recommend this inclusion;

•

the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q to the SEC;

•	Alleghany’s policies with respect to risk assessment and risk management;

•	the adequacy and effectiveness of Alleghany’s internal controls and disclosure controls and procedures;

•	the compensation, activities and performance of Alleghany’s internal auditors; and

•

the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

The Audit Committee held nine meetings in 2011.

Compensation Committee

The current members of the Compensation Committee are Messrs. Carmichael (Chairman), Johnson, Lavin, Martineau, Will and Wong, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany’s executive compensation program is administered by the Compensation Committee. Pursuant to its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer;

•	evaluating the chief executive officer’s performance in light of such goals and objectives; and

•	determining the chief executive officer’s compensation based on such evaluation.

In addition, the Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•

the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee for each such operating subsidiary.

The Compensation Committee provides a report on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the Compensation Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in December or January.

In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” the 2007 Long-Term Incentive Plan, or the “2007 LTIP,” the 2010 Management Incentive Plan, or the “2010 MIP,” and, if the 2012 Long-Term Incentive Plan (the “2012 LTIP”) is approved by stockholders at the 2012 Annual Meeting, the Compensation Committee will also administer the 2012 LTIP.

Alleghany’s Senior Vice President, General Counsel and Secretary, Christopher K. Dalrymple, supports the Compensation Committee in its work. In addition, during 2011, the

Compensation Committee engaged Grahall Partners, or the “Compensation Consultant,” as independent outside compensation consultant to advise it on executive compensation matters. The Compensation Consultant also advised the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all fees Alleghany pays to the Compensation Consultant. The Compensation Committee held seven meetings in 2011.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Adams (Chairman), Johnson, Martineau and Will and Ms. Brenner, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening director candidates, consistent with criteria approved by the Board;

•

making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany; and

•	overseeing the evaluation of the Board, individual directors and Alleghany’s management.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board has not approved any specific criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. In view of the infrequency of vacancies on the Board, the Nominating and Governance Committee does not have an established procedure for identifying and evaluating nominees for director or any specific qualities, skills or minimum qualifications that it believes are necessary for one or more of Alleghany’s directors to possess. However, as a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director

The Nominating and Governance Committee held five meetings in 2011.

Communications with Directors

Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors who will be in office following the 2012 Annual Meeting provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any:

•	director or officer of Alleghany or

•

immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer, has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Upon the closing of the acquisition of Transatlantic on March 6, 2012, Joseph P. Brandon was named an Executive Vice President of Alleghany. During the period from September 15, 2011 through the closing date, Mr. Brandon was engaged by Alleghany as a consultant. Mr. Brandon was paid consulting fees of $253,333 during fiscal 2011.

Codes of Ethics

Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, a Code of Ethics and

Business Conduct for its directors, officers and employees, and the Corporate Governance Guidelines. Copies of each of these documents are available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to these Codes of Ethics and any waivers from the provisions of these Codes of Ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions) as well as with respect to any other executive officer or any director of Alleghany.

Majority Election of Directors

Alleghany’s By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board, at the time of nomination, an irrevocable resignation in the event that the director fails to receive the majority vote required by the By-Laws, effective upon the Board’s acceptance of such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether the Board should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation (including New York Stock Exchange listing standards and federal securities laws).

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent common stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 12, 2012, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 66, and all nominees, directors and executive officers as a group, except for Robert M. Hart who retired as Senior Vice President—Law on April 30, 2011.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total		Percent of Class
John G. Foos	648	—	648		*
William K. Lavin	8,873	—	8,873	(1)	*
Phillip M. Martineau	1,471	—	1,471	(1)	*
Raymond L.M. Wong	6,162	—	6,162	(1)(2)	*
Rex D. Adams	7,919	—	7,919	(1)	*
Stephen P. Bradley	—	—	—		*
Karen Brenner	1,762	—	1,762	(1)	*
John J. Burns, Jr.	58,249	—	58,249	(1)(3)	*
Dan R. Carmichael	23,851	—	23,851	(1)(4)	*
Ian H. Chippendale	—	—	—		*
Weston M. Hicks	65,638	—	65,638	(5)	*
Thomas S. Johnson	8,805	—	8,805	(1)	*
Jefferson W. Kirby	75,375	396,112	471,487	(1)(6)	2.79
James F. Will	19,090	1,716	20,806	(1)(7)	*
Roger B. Gorham	9,914	—	9,914	(8)	*
Christopher K. Dalrymple	1,577		1,577		*
Jerry G. Borrelli	1,325	—	1,325		*
John Carr	663	—	663	(9)	*
All nominees, directors and executive officers as a group (19 persons)	291,722	397,828	689,550	(10)	4.06	(11)

*	represents less than 1.0%

(1)

Includes 6,729 shares of common stock in the case of Messrs. Lavin, Carmichael and Will, 507 shares of common stock in the case of Mr. Martineau and Ms. Brenner, 2,651 shares of common stock in the case of Messrs. Wong and Kirby, 4,363 shares of common stock in the case of Mr. Adams, 2,102 shares of common stock in the case of Mr. Burns, and 5,534 shares of common stock in the case of Mr. Johnson, issuable under stock options granted pursuant to the 2010 Directors’ Stock Plan, or the “2010 Directors’ Plan,” the 2005 Directors’ Stock Plan, or the “2005 Directors’ Plan,” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.” In addition, includes 250 shares of restricted common stock or restricted stock units granted to each of Messrs. Lavin, Martineau, Wong, Adams, Carmichael, Johnson, Kirby and Will and Ms. Brenner pursuant to the 2010 Directors’ Plan, which shares are subject to a one-year vesting period that will end on April 27, 2012.

(2)	Includes 200 shares of common stock owned by Mr. Wong’s children.

(3)	Includes 2,242 shares of common stock held by a trust of which Mr. Burns’ wife is sole trustee and 335 shares of common stock owned by Mr. Burns’ wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4)	Includes 262 shares of common stock owned by Mr. Carmichael’s wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5)	Includes 29,877 shares of common stock representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Hicks’ continuing employment with Alleghany and the achievement of certain performance goals, but does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Hicks.

(6)	Includes 159,097 shares of common stock held by a trust of which Mr. Kirby is co-trustee and beneficiary and 27,586 shares as to which Mr. Kirby is sole trustee and beneficiary. Also includes 237,015 shares held by the Estate of Fred M. Kirby II. Mr. Kirby is co-executor of the Estate of Fred M. Kirby II and shares voting and investment power as to such shares. Mr. Kirby held 75,375 shares directly, of which 1,081 shares were held by a limited partnership with Mr. Kirby exercising sole voting and investment power in respect of such shares.

(7)	Includes 1,716 shares of common stock held by a trust of which Mr. Will is co-trustee.

(8)	Includes 4,095 shares of common stock representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Gorham’s continuing employment with Alleghany and the achievement of certain performance goals.

(9)	Includes 60 shares of common stock owned by Mr. Carr’s wife. Mr. Carr had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(10)	Includes a total of 2,899 shares of common stock over which certain of the above persons listed had no voting or investment power, as discussed in Notes (3), (4) and (9) above.

(11)	Based on the number of shares of outstanding common stock as of March 12, 2012, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2011 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2011. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2011. John J. Burns, Jr. filed a Form 4 report on July 12, 2011 reporting, among other things, his indirect acquisition of a total of 1,003 shares of common stock on May 16, 2011 as a result of a gift by Mr. Burns to a trust of which his spouse is sole trustee. Phillip M. Martineau filed a Form 4 on April 5, 2011 reporting his purchase of 300 shares on March 11, 2011 and his purchase of 150 shares on March 28, 2011.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1. Election of Directors

John G. Foos, William K. Lavin, Phillip M. Martineau and Raymond L. M. Wong have been nominated by the Board for election as directors at the 2012 Annual Meeting, each to serve for a term of three years, until the 2015 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Following the 2012 Annual Meeting, Messrs. Burns and Carmichael, members of the class of 2012, will no longer serve as directors of Alleghany. Messrs. Lavin and Wong were last elected by stockholders at the 2009 Annual Meeting of Stockholders held on April 24, 2009. Mr. Martineau was last elected to the Board at the 2010 Annual Meeting held on April 23, 2010, and has been added by the Board to the class of directors standing for re-election at the 2012 Annual Meeting in order to make the classes of the Board are as nearly equal in size as practicable. Mr. Foos was appointed to the Board as a member of the class of 2012 upon the closing of the acquisition of Transatlantic on March 6, 2012, in accordance with the terms of the merger agreement, and is standing for election to the Board for the first time at the 2012 Annual Meeting.

Proxies received from Alleghany stockholders of record will be voted for the election of the four nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see “Information About Voting”) do not count as votes cast “for” or “against” the nominee’s election. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

The following information includes the age, the year in which first elected as a director of Alleghany, the principal occupation and/or other business experience for the past five years, other public company directorships during the past five years, and the experience, qualifications, attributes and skills of each of the nominees named for election as director, and of each of the other directors of Alleghany. In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and for adherence to high ethical standards. Alleghany also believes that each of the nominees named for election as director, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election:

John G. Foos Age 62 Director since 2012 Term expires in 2012

Mr. Foos was Chief Financial Officer of Independence Blue Cross, a health insurance company, from 1989 until his retirement in November 2008. In addition, Mr. Foos currently serves as a director of Blue Cross Blue Shield of South Carolina and as a director and Chairman of the Board of Plan Investment Fund. Mr. Foos was a director of Transatlantic prior to March 6, 2012.

Mr. Foos’ qualifications to serve on the Alleghany Board include his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross, in addition to his prior experience as a Partner with KPMG LLP, and his financial literacy.

William K. Lavin Age 67 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee Term expires in 2012

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc.

Mr. Lavin’s qualifications to serve on the Alleghany Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies, and his financial literacy.

Phillip M. Martineau Age 64 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013

Mr. Martineau has been Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, since June 2005. Prior to that, Mr. Martineau was Chief Executive Officer and a director of High Voltage Engineering Corporation (“High Voltage”), a designer and manufacturer of power control systems, from December 2004 until February 2005. The Board of Directors of High Voltage hired Mr. Martineau as Chief Executive Officer to lead High Voltage through a restructuring under Chapter 11 of the U.S. Bankruptcy Code, which resulted in its sale to Siemens in February 2005.

Mr. Martineau’s qualifications to serve on the Alleghany Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience as a director on the boards of directors of other companies.

Raymond L.M. Wong Age 59 Director since 2006 Member of the Audit Committee Member of the Compensation Committee Term expires in 2012

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in June 2007. Prior to that, from July 2002 until June 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and consulting services company.

Mr. Wong’s qualifications to serve on the Alleghany Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Other Alleghany Directors:

Stephen P. Bradley Age 70 Director since 2012 Term expires in 2013

Mr. Bradley is the William Ziegler Professor of Business Administration Emeritus at the Harvard Business School. In addition, Mr. Bradley currently serves as a director of CIENA Corp. and of CRICO/Risk Management Foundation. Mr. Bradley was a director of Transatlantic prior to March 6, 2012 and has also previously served as a director of i2 Technologies, Inc.

Mr. Bradley’s qualifications to serve on the Alleghany Board include his academic experience at the Harvard Business School relating to his work as a professor of competitive and corporate strategy and his considerable experience as a consultant and as a director of public companies.

Karen Brenner Age 56 Director since 2009 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2013

Ms. Brenner has been a Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business, and corporate turnarounds in the interdepartmental markets, ethics, and law program. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Alleghany Board also include her years of business experience as a Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

Thomas S. Johnson Age 71 Director since 1997 and for 1992-1993 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013

Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corporation and its subsidiary GreenPoint Bank from 1993 until his retirement on December 31, 2004. In addition, Mr. Johnson currently serves as a director of R.R. Donnelly & Sons Company and The Phoenix Companies, Inc. and served as a director of the Federal Home Loan Mortgage Corporation during the past five years.

Mr. Johnson’s qualifications to serve on the Alleghany Board also include his over 30 years of experience as a financial services industry executive, particularly as Chairman and Chief Executive Officer of GreenPoint Financial Corporation, his experience as a director on the boards of directors of other companies, and his financial literacy.

James F. Will Age 73 Director since 1992 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013

Mr. Will was the President of Saint Vincent College from July 2000 until his retirement in June 2006, at which time he was named Vice Chancellor and President Emeritus of Saint Vincent College.

Mr. Will’s qualifications to serve on the Alleghany Board also include his over 20 years of experience as an executive in the steel industry, particularly his tenure as President and Chief Executive Officer of Armco Inc., a steel manufacturing and metals processing company, and his experience as President of Saint Vincent College.

Rex D. Adams Age 72 Director since 1999 Chairman of the Nominating and Governance Committee Member of the Audit Committee Term expires in 2014

Mr. Adams has been a director and Chairman of the Board of Directors of Invesco Ltd., an investment management company, since April 2006, and a director of Invesco Ltd. since 2001. In addition, Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 2004.

Mr. Adams’ qualifications to serve on the Alleghany Board also include his business experience, including over 30 years as an executive of Mobil Corporation, his experience as a director on the boards of directors of other companies, particularly companies in the investment management industry, his financial literacy, his experience as the Dean and as a professor at the Fuqua School of Business at Duke University, and his experience in matters of corporate governance.

Ian H. Chippendale Age 63 Director since 2012 Term expires in 2014

Mr. Chippendale is the former Chairman of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale currently serves as a director of HomeServe plc and was a director of Transatlantic prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Alleghany Board includes his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 55 Director since 2004 Term expires in 2014

Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Corporation.

Mr. Hicks’ qualifications to serve on the Alleghany Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past seven years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 50 Director since 2006 Term expires in 2014

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby also currently serves as a director of Somerset Hills Bancorp.

Mr. Kirby’s qualifications to serve on the Alleghany Board also include his over 20 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 to June 2003 and as an investment manager.

Compensation of Directors

The information under this heading relates to the compensation during 2011 of those persons who served as directors of Alleghany at any time during 2011, except for Mr. Hicks, whose compensation is reflected in the Summary Compensation Table on page 66.

2011 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation(3)	Total
Rex D. Adams	$67,000	$82,365	$66,487	—	$215,852
Karen Brenner	$62,000	$82,365	$66,487	—	$210,852
John J. Burns, Jr.	$200,000	—	—	$31,099	$231,099
Dan R. Carmichael	$70,000	$82,365	$66,487	—	$218,852
Thomas S. Johnson	$57,000	$82,365	$66,487	—	$205,852
Jefferson W. Kirby	$140,000	$82,365	$66,487	—	$288,852
William K. Lavin	$80,000	$82,365	$66,487	—	$228,852
Phillip M. Martineau	$57,000	$82,365	$66,487	—	$205,852
James F. Will	$57,000	$82,365	$66,487	—	$205,852
Raymond L.M. Wong	$65,000	$82,365	$66,487	—	$213,852

(1)	Represents the grant date fair value of the award of 250 shares of restricted stock or 250 restricted stock units (each equivalent to one share of common stock) made to each non-employee director (other than Mr. Burns, who, commencing in 2011, waived his right to receive awards under the 2010 Directors’ Plan) under the 2010 Directors’ Plan on May 2, 2011, and computed in accordance with FASB Accounting Standards Codification Topic 718, or “ASC 718.”

(2)	Represents the grant date fair value dollar amount of a stock option for 500 shares of common stock made to each non-employee director (other than Mr. Burns, who, commencing in 2011, waived his right to receive awards under the 2010 Directors’ Plan) under the 2010 Directors’ Plan on May 2, 2011, and computed in accordance with ASC 718. The amount of outstanding options held at December 31, 2011 by each director pursuant to outstanding stock options was as follows: 7,233 for each of Messrs. Adams, Carmichael, Lavin and Will; 6,038 for Mr. Johnson; 3,154 for each of Messrs. Kirby and Wong; 2,102 for Mr. Burns; and 1,010 for each of Ms. Brenner and Mr. Martineau.

(3)	Reflects a payment of $18,409, representing the dollar value of the insurance premiums paid by Alleghany for the benefit of Mr. Burns for life insurance maintained on his behalf pursuant to Alleghany’s life insurance program in which retired Alleghany officers are eligible to participate, and a payment of $12,690, representing the reimbursement of taxes, and the reimbursement itself, on income imputed to Mr. Burns pursuant to such life insurance program.

Fees Earned or Paid in Cash

Each director who is not an Alleghany officer or serving as Chairman or Vice Chairman of the Board receives an annual retainer of $40,000, payable in cash The Chairman of the Board receives an annual retainer of $140,000. Arrangements with the Vice Chairman of the Board, including an annual retainer of $200,000, payable in cash, are described below. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000, and each other member receives an annual fee of $7,000.

Stock Awards and Option Awards

Pursuant to the 2010 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, re-elected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives:

•	a stock option to purchase 500 shares of common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value on the date of grant; and

•

at the individual director’s election, either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units, each equivalent to one share of common stock, which are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant, and restrictions upon transfer until the third anniversary of the date of grant.

On May 2, 2011, each eligible director received a stock option to purchase 500 shares of common stock at an exercise price of $329.46 per share and either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

Arrangements with the Vice Chairman of the Board

Mr. Burns was Chairman of the Board through June 30, 2010. Subsequent to the election of Mr. Kirby as Chairman of the Board effective July 1, 2010, Mr. Burns remained on the Board as Vice Chairman and a director. For his service as Vice Chairman of the Board, Mr. Burns receives an annual retainer of $200,000 in cash. Commencing in 2011, Mr. Burns waived his rights to receive awards under the 2010 Directors’ Plan and any successor plans thereto. Mr. Burns previously received an annual retainer of $400,000 in cash for his service as Chairman of the Board. In 2004, Alleghany established an office in New Canaan, Connecticut which Mr. Burns uses as his principal office for purposes of attending to Alleghany-related matters. As Mr. Burns also uses this office to attend to personal matters, since July 1, 2010, Mr. Burns has reimbursed Alleghany for fifty percent of the annual rent and operating costs for this office, amounting to $32,900 for calendar year 2011. Mr. Burns has indicated to Alleghany his intention to assume the lease for this office and all associated costs on or prior to July 1, 2012. During the period that Mr. Burns served as Chairman of the Board, he reimbursed Alleghany for twenty-five percent of the annual rent and operating costs for this office.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES (SEE “INFORMATION ABOUT VOTING”) DO NOT COUNT AS VOTES CAST “FOR” OR “AGAINST” THE NOMINEE’S ELECTION.

Proposal 2. Approval of 2012 Long-Term Incentive Plan

Alleghany’s 2007 LTIP, which provides for awards of long-term incentive compensation to its key employees, will terminate by its terms on the date of the 2012 Annual Meeting. The Board believes it to be in the best interests of Alleghany and its stockholders to adopt a new plan at this time in order to be able to continue to provide long-term incentives to employees who are responsible for Alleghany’s continued success and growth without a gap after the expiration of the 2007 LTIP. Adoption of a new plan at this time will also assure that there will be an adequate supply of shares to fashion appropriate incentives for any new senior level executives. To provide a continuation of those incentives and to assist Allegheny in attracting and retaining executives of experience and ability on a basis competitive with industry practices, the Board has adopted the 2012 Long-Term Incentive Plan, or the “2012 LTIP,” effective upon stockholder approval. The 2012 LTIP permits Alleghany to provide equity-based incentive compensation, payable in stock or cash, of the types commonly known as restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, phantom stock and stock options, as well as other types of equity-based incentive compensation. No awards may be granted under the 2012 LTIP after the Annual Meeting of Stockholders in 2017.

The following is a summary of the 2012 LTIP and it is qualified in its entirety by reference to the plan, a copy of which is attached as Exhibit A.

Description of the 2012 LTIP

General. The Compensation Committee administers the 2012 LTIP. Each member of the Compensation Committee shall be both an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended, or successor rule or regulation (the “Exchange Act”). The Compensation Committee has the authority to determine, within the limits of the 2012 LTIP, the individuals to whom awards will be granted, and the type and size of such awards, including any objectives or conditions for earning payment pursuant to such awards.

Participation. The Compensation Committee may select participants in the 2012 LTIP from among employees of Alleghany and its subsidiaries. The term “employee,” as used in the 2012 LTIP, means any person, including any officer, employed by Alleghany or a subsidiary on a salaried basis. The term “subsidiary,” as used in the 2012 LTIP, means any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interest is beneficially owned, directly or indirectly, by Alleghany. Alleghany and its subsidiaries currently have approximately 1,394 employees.

Awards. Awards available under the 2012 LTIP may be paid in cash and/or shares of Alleghany common stock, and include, but need not be limited to, grants of:

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	performance shares;

•	performance units;

•	phantom stock; and

•

stock options to purchase shares of Alleghany common stock, including both stock options intended to qualify as incentive stock options under Section 422A of the Code and stock options not intended so to qualify.

The Compensation Committee also may make awards in any other form deemed by it to be consistent with the purposes of the 2012 LTIP.

Performance-based Compensation/Performance Goals. The Compensation Committee may, but is not required to, grant an award to any participant who is or who becomes a “Covered Employee” within the meaning of Section 162(m) of the Code that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (a “Qualifying Award”). Covered Employees include primarily those officers of the companies who qualify as Named Executive Officers for purposes of the Company’s proxy disclosure and reporting. Compensation in excess of $1 million to a Covered Employee may not be deductible by the Company if such compensation is not “performance based compensation.” In order for the value of awards other than certain stock options and stock appreciation rights under the 2012 LTIP to be performance based compensation, such awards must be conditional upon the achievement of performance goals established by the Compensation Committee in writing not later than the time period required by Section 162(m) of the Code. Such performance goals, which may vary from participant to participant and award to award, may be expressed in terms of any, but not limited to, the following business criteria: the attainment of specific amounts of, or increases in, one or more of the following:

•	revenues;

•	operating income;

•	cash flow;

•	management of expenses;

•	loss reserves and loss adjustment expense reserves;

•	underwriting expenses;

•	underwriting profits;

•	income before income taxes;

•	net income;

•	earnings per share;

•	net worth;

•	stockholders’ equity;

•	investment performance;

•	return on equity or assets; or

•	total return to stockholders;

in each case, whether applicable to Alleghany or any relevant subsidiary or business unit or entity in which Alleghany has a significant investment, or any combination thereof as the Compensation Committee may deem appropriate. Prior to the payment of any Qualifying Award (other than stock options or stock appreciation rights granted at Fair Market Value), the Compensation Committee must certify in writing that the performance goals were satisfied.

Shares of Stock Subject to the Plan. The 2012 LTIP provides for a maximum of 600,000 shares of common stock to be paid to participants under the 2012 LTIP and/or purchased pursuant to stock options granted under the 2012 LTIP, subject to anti-dilution and other adjustments in certain events specified in the 2012 LTIP. In this regard, awards based upon, or measured by, the value or changes in the value of shares of common stock (whether paid in cash or shares of common stock), any shares of common stock retained by Alleghany in satisfaction of a participant’s obligation for withholding taxes, and shares of common stock not issued as a result of a net exercise of a stock option will be treated as shares of common stock paid to participants. If any award is forfeited or otherwise terminates, in whole or part, or if a stock option expires or terminates without being exercised, the shares of common stock with respect to such awards or stock options will remain available under the 2012 LTIP. Shares of common stock that Alleghany issues through the assumption or substitution of outstanding grants in connection with the acquisition of another entity will not reduce the maximum number of shares available under the 2012 LTIP. The shares of common stock available under the 2012 LTIP may be either authorized but unissued shares or shares held by Alleghany as treasury shares, The Compensation Committee may grant a maximum of 50,000 shares of common stock as Qualifying Awards to any participant in any calendar year, subject to anti-dilution and other adjustments in certain events specified in the 2012 LTIP. The maximum number of shares of common stock available for issuance under the 2012 LTIP in respect of awards granted as stock options is 100,000, and the maximum number of shares with respect to which Qualifying Awards may be granted to any participant in any calendar year in the form of stock options (all of which may be granted in the form of incentive stock options) or stock appreciation rights is 10,000, subject, in each case, to anti-dilution and other adjustments in certain events specified in the 2012 LTIP. There is no limit specified in the 2012 LTIP on the amount of cash which may be paid pursuant to awards granted under the 2012 LTIP.

Stock Options. The 2012 LTIP provides that no stock option granted under the 2012 LTIP shall be exercisable more than ten years after its grant and the price at which shares of common stock may be purchased under any such stock option shall not be less than 100 percent of its Fair Market Value, as defined below, on the date of grant. Upon exercise of a stock option, the option price is required to be paid in cash, or, at the discretion of the Compensation Committee, in shares of common stock valued at the Fair Market Value, as defined below, thereof on the date of payment, or in a combination of cash and shares of common stock. The 2012 LTIP authorizes the Compensation Committee, in the event of any tender offer or exchange offer other than by Alleghany for shares of Alleghany common stock, to take such action as it may deem appropriate to enable recipients of outstanding awards to avail themselves of the benefits of such offer, including acceleration of payment or exercise dates and purchase of outstanding stock options.

Fair Market Value. “Fair Market Value” is defined in the 2012 LTIP generally as (i) the closing sales prices of the common stock on the relevant date as reported on the stock exchange or market on which the common stock is primarily traded, or (ii) if no sale is made on such date, then fair market value is the weighted average of the closing sales prices of the common stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the common stock is primarily traded. The per share Fair Market Value of Alleghany’s common stock on March 12, 2012 was $331.80 and the aggregate market value on such date of the 600,000 shares of common stock subject to the 2012 LTIP was $199,080,000.

Transferability. Under the 2012 LTIP, unless otherwise authorized by the Compensation Committee, any cash payment on account of awards under the 2012 LTIP to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of Alleghany, or in the absence of such designation and in the case of awards payable in shares of common stock, according to the Participant’s will or the laws of descent and distribution. However, the Compensation Committee may provide that awards granted pursuant to the 2012 LTIP, other than an option granted as an incentive stock option, be transferable without consideration to a participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only partners.

Time and Deferral of Payments. At the time the Committee grants each award under the 2012 LTIP, the Committee will specify in writing the time of the payment of the award. In making any such award, the Committee may permit the participant to elect to receive all or a portion of an award at a later date. Any such deferrals shall be for such periods and upon such other terms as the Committee may determine to be appropriate and shall be reflected in a written agreement in compliance with the requirements of Section 409A of the Code.

Amendment or Termination of the Plan. The Board, without the consent of any participant, may amend or terminate the 2012 LTIP at any time, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards previously made under the 2012 LTIP, and provided further, that no such amendment, without approval of the holders of a majority of the shares of common stock voted thereon in person or by proxy, shall:

•	increase the number of shares of common stock subject to the 2012 LTIP (except pursuant to anti-dilution and other adjustments in certain events specified in the 2012 LTIP);

•	extend the period during which awards may be granted;

•	increase the maximum term for which stock options may be issued under the 2012 LTIP;

•	decrease the minimum price at which (a) stock options may be issued under the 2012 LTIP or (b) outstanding stock options may be exercised;

•	permit the surrender of any outstanding option as consideration for the grant of a new option with a lower exercise price; or

•	materially modify the requirements for eligibility to participate in the 2012 LTIP.

Federal Income Tax Consequences

The grant and payment of awards under the 2012 LTIP may have varying tax consequences to Alleghany and each participant, depending upon the nature of the award and certain other considerations. The following description is a summary of the federal income tax treatment of awards under the 2012 LTIP payable in shares of common stock; because the applicable rules are quite technical, the description is general in nature and does not purport to be complete.

Non-Qualified Stock Options. A participant who is granted a non-qualified stock option under the 2012 LTIP will not recognize any taxable income at the time the option is granted. Upon exercise of the non-qualified option, the participant will recognize ordinary income, and Alleghany will be entitled to a deduction, in an amount equal to the excess of the fair market value on the date of exercise of the shares of common stock acquired upon exercise of the option over the exercise price paid. The participant’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock acquired upon exercise of the option will be the fair market value of those shares on the date the participant exercised the option, and any such subsequent gain or loss will be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock. A participant is permitted to pay the exercise price with existing shares. The existing shares will be treated as if exchanged for new shares in the same number in a non-taxable transaction and balance of the shares will be subject to the tax rule outlined above.

Incentive Stock Options. If a participant is granted an option under the 2012 LTIP that constitutes an incentive stock option, the participant will not recognize any taxable income either at the time the option is granted or upon exercise of the option, provided the participant was an employee of Alleghany or a subsidiary of Alleghany from the date the option was granted until the date of exercise (or exercises the option within three months following a termination of his or her employment). Alleghany will not be entitled to any deduction. However, the excess of the fair market value of the shares of common stock acquired upon exercise of the incentive stock option on the date of exercise over the exercise price paid will be an “item of tax preference” that may subject the participant to alternative minimum tax liability. If the participant does not dispose of the shares of common stock acquired upon exercise of the incentive stock option for at least two years after the incentive stock option was granted and at least one year after the shares were acquired, all gain realized upon the disposition of the shares will be treated as long-term capital gain, and any loss will be treated as long-term capital loss. If these holding periods are met, Alleghany will not be allowed any deduction with respect to the value of the incentive stock option. If the participant disposes of the shares of common stock acquired upon exercise of the incentive stock option within the one-year and two-year periods specified above, the participant will recognize ordinary income, and Alleghany will be entitled to a deduction, in an amount equal to the lesser of (i) the excess of the fair market value on the date of exercise of the shares of common stock acquired over the exercise price paid, or (ii) the gain recognized, provided the shares of common stock were disposed of by sale or exchange. Any amount recognized in excess of the fair market value (on the date of exercise) of the shares of common stock will be taxable as long-term or short-term capital gain, depending upon the participant’s holding period for the shares of common stock.

Other Awards of Common Stock. A participant who is granted any other award entitling the participant to receive shares of common stock will generally not recognize any income upon the grant of the award. However, upon the delivery of any shares of common stock, the participant generally will recognize ordinary income in an amount equal to the fair market value of any common stock received, and Alleghany will be entitled to a deduction equal to the amount recognized by the participant as ordinary income.

If the shares of common stock received by a participant are subject to a substantial risk of forfeiture, then, unless the participant makes the election described below, the participant will not recognize any income on the date that the shares of common stock were received. Instead, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that the restrictions constituting a substantial risk of forfeiture with respect to such shares lapse (or are deemed to lapse), and Alleghany will be entitled to a deduction equal to the amount recognized by the participant as ordinary income. The participant’s basis for purposes of determining gain or loss on a subsequent disposition of the shares of common stock will be the fair market value of the common stock on the date that the restrictions constituting a substantial risk of forfeiture with respect to such shares lapsed (or were deemed to lapse), and any subsequent gain or loss will be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares of common stock.

A participant receiving shares subject to a substantial risk of forfeiture may elect within thirty days after receipt of the shares to recognize ordinary income in an amount equal to the fair market value of such shares (less the amount, if any, paid therefor) as of the date of receipt. In that case, the participant’s basis in the shares of common stock will be the fair market value of the shares on the date that the shares were received, and any subsequent gain or loss will be taxable as a capital gain or loss, short-term or long-term depending upon the participant’s holding period for the shares. However, if the restricted shares of common stock are subsequently forfeited, the participant will not be entitled to any tax deduction. Under the federal income tax laws, shares that are subject to restrictions on resale under Section 16(b) of the Exchange Act are deemed subject to a substantial risk of forfeiture for a prescribed period, notwithstanding any longer period during which resale of such shares may actually be restricted.

Section 162(m) of the Code disallows a deduction to Alleghany for compensation paid to Alleghany’s Covered Employees in excess of $1 million for any taxable year of Alleghany, subject to certain exceptions. Among other exceptions, the deduction limit does not apply to compensation that meets the requirements for “performance-based compensation” and in respect of certain stock options and stock appreciation rights awards granted that constitute Qualifying Awards under the 2012 LTIP are intended to qualify as “performance-based compensation.”

New Plan Benefits

As of the date hereof, no benefits or amounts have been granted, awarded or received under the 2012 LTIP. Any future awards under the 2012 LTIP will be made in the discretion of the Compensation Committee. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2012 LTIP is approved by our stockholders. Information concerning awards granted during the last fiscal year under the 2007 LTIP is set forth in the table captioned “Grants of Plan-Based Awards in 2011” on page 68, and information regarding outstanding restricted stock and performance shares granted under the 2007 LTIP and under the 2002 LTIP is set forth in the table captioned “Outstanding Equity Awards at 2011 Fiscal Year-End” on page 73.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2011, relating to Alleghany’s equity compensation plans under which its equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	151,972	(2)	$251.54	(3)	267,760	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	151,972		—		267,760

(1)	These equity compensation plans consist of (i) the 2000 Directors’ Plan, (ii) the 2005 Directors’ Plan, (iii) the 2010 Directors’ Plan, (iv) the 2002 LTIP and (v) the 2007 LTIP. Prior to its expiration on December 31, 2004, the 2000 Directors’ Plan provided for the annual grant of an option to purchase 1,000 shares of common stock (subject to anti-dilution adjustments) to each director who was not an employee of Alleghany or any of its subsidiaries. Prior to its expiration on December 31, 2009, the 2005 Directors’ Plan provided for the annual grant to each director who was not an employee of Alleghany or any of its subsidiaries of a stock option to purchase 500 shares of common stock (subject to anti-dilution adjustments) and, at the individual director’s election, either 250 shares of restricted common stock or 250 restricted stock units, each such unit equivalent to one share of common stock.

(2)

This amount includes (i) 16,382 outstanding director stock options issued under the 2000 Directors’ Plan, (ii) 22,123 outstanding director stock options issued under the 2005 Directors’ Plan, (iii) 9,600 outstanding director stock options issued under the 2010 Directors’ Plan, (iv) 3,168 outstanding restricted stock units issued to directors under the 2005 Directors’ Plan, (v) 2,525 outstanding restricted stock units issued to directors under the 2010 Directors’ Plan, (vi) 23,433 outstanding restricted stock units awarded to Mr. Hicks under the 2002 LTIP as a matching grant (the “Matching Grant Restricted Stock Units”), and (vii) 74,741 outstanding performance shares issued under the 2007 LTIP, assuming payouts at maximum. Restricted stock units granted to directors pursuant to the

2005 Directors’ Plan and 2010 Directors’ Plan (the “Director Restricted Stock Units”) are paid out in the form of common stock, with one share of common stock being paid for each Director Restricted Stock Unit. Matching Grant Restricted Stock Units are to be paid in cash and/or common stock, at the discretion of the Compensation Committee, with one share of common stock or, if payment is made in cash, the market value of one share of common stock on the payment date, being paid for each Matching Grant Restricted Stock Unit. Performance shares outstanding under the 2007 LTIP are paid, at the end of a four-year award period, in a maximum amount equal to one and one-half shares of common stock for each performance share, depending upon the level of performance achieved. Payments in respect of performance shares are made based upon the market value of common stock on the payment date. Recipients of performance shares are permitted to elect to receive payment for performance shares in the form of cash and/or common stock, subject to certain limitations. Since there is no exercise price for restricted stock units or for performance shares, they are not taken into account in calculating the weighted-average exercise price in column (b).

(3)	The weighted-average exercise price is based upon the weighted-average exercise price of the outstanding director stock options issued under the 2000 Directors’ Plan, under the 2005 Directors’ Plan and under the 2010 Directors’ Plan.

(4)	This amount does not include (i) 577,026 shares of common stock that remained available for issuance under the 2002 LTIP upon its termination on December 31, 2006 or (ii) 27,485 shares of common stock that remained available for issuance under the 2005 Directors’ Plan upon its expiration on December 31, 2009 since no further awards of common stock may be made under either such plan. As of December 31, 2010, no shares of common stock remained available for future option grants under the 2000 Directors’ Plan.

Stockholder Approval of the 2012 LTIP

An affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting is required to approve the 2012 LTIP.

A copy of the 2012 LTIP is set forth in full in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the 2012 LTIP, and is qualified by reference to the full text of the 2012 LTIP.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2012 LTIP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF OUTSTANDING COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE 2012 ANNUAL MEETING AND ENTITLED TO VOTE. ABSTENTIONS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THIS PROPOSAL. BROKER NON-VOTES (SEE “INFORMATION ABOUT VOTING”) WILL NOT BE CONSIDERED AS SHARES ENTITLED TO VOTE WITH RESPECT TO THE APPROVAL OF THE 2012 LTIP AND WILL NOT BE COUNTED AS VOTES CAST “FOR” OR “AGAINST”.

Proposal 3. Ratification of Selection of

Independent Registered Public Accounting Firm for the year 2012

On February 13, 2012, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Alleghany’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Alleghany is submitting a proposal to stockholders at the 2012 Annual Meeting for ratification of this selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of an independent registered public accounting firm. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection.

Prior to the engagement of E&Y, KPMG LLP (“KPMG”) had been Old Alleghany’s independent auditors from 1947 until its liquidation in 1986 and had been Alleghany’s independent auditors since its incorporation in November 1984. KPMG was notified on February 13, 2012 that it would not be retained as Alleghany’s independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG’s engagement as Alleghany’s independent registered public accounting firm to audit Alleghany’s consolidated financial statements for the fiscal year ending December 31, 2011, was unaffected by the selection of E&Y, as KPMG’s dismissal became effective on February 24, 2012, following the completion of KPMG’s audit of Alleghany’s consolidated financial statements as of and for the fiscal year ended December 31, 2011 and the filing of the related Annual Report on Form 10-K.

The audit reports of KPMG on the consolidated financial statements of Alleghany and its subsidiaries as of and for the years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through the filing of Alleghany’s Form 10-K for the fiscal year ended December 31, 2011 on February 24, 2012, there were (i) no disagreements between Alleghany and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through February 24, 2012, Alleghany did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Alleghany’s consolidated financial statements, and neither a written report was provided to Alleghany nor oral advice was provided that E&Y concluded was an important factor considered by Alleghany in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Alleghany provided KPMG with a copy of a Form 8-K/A disclosing the above matters, which was filed on February 28, 2012. KPMG furnished Alleghany with a letter addressed to the SEC stating that KPMG agreed with the statements made in the Form 8-K/A, except that KPMG was not in a position to agree or disagree with Alleghany’s statement that E&Y’s engagement was approved by the Audit Committee or with Alleghany’s statement that E&Y was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Alleghany’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated February 28, 2012, was filed as Exhibit 16 to the Form 8-K/A.

Alleghany expects that representatives of KPMG and E&Y will be present at the 2012 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following table summarizes the fees for professional audit services rendered by KPMG for the audit of Alleghany’s annual consolidated financial statements, and fees KPMG billed for other services rendered to Alleghany, for 2011 and 2010:

	2011	2010
Audit Fees	$2,369,470	$2,363,418
Audit-Related Fees	166,000	112,239
Tax Fees	—	—
All Other Fees	—	1,796

Total	$2,535,470	$2,477,453

The amounts shown for “Audit Fees” represent the aggregate fees for professional services KPMG rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services KPMG rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the aggregate fees KPMG billed for each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, consents for registration statements, consultations on accounting and audit matters, and review of certain subsidiary material contracts. The amount shown for “All Other Fees” for 2010 represents the aggregate fees KPMG billed in 2010 for access to its electronic database for accounting research.

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2011 and 2010 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the five independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2011, KPMG LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2011 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and KPMG LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2011 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.

KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2011 and 2010 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2011 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

The Audit Committee has selected Ernst & Young LLP as Alleghany’s independent registered public accounting firm for the year 2012, subject to stockholder ratification.

William K. Lavin

Rex D. Adams

Karen Brenner

Dan R. Carmichael

Raymond L.M. Wong

Audit Committee

of the Board of Directors

Proposal 4. Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, Alleghany is providing its stockholders with the opportunity to cast an advisory vote on the compensation paid to Alleghany’s named executive officers as reported in this proxy statement. For 2011, our named executive officers were Weston M. Hicks, Roger B. Gorham, Christopher K. Dalrymple, Jerry G. Borrelli, John Carr and our former Senior Vice President — Law, Robert M. Hart, who retired from Alleghany effective April 30, 2011, each of whom is named in the Summary Compensation Table on page 66. As described below in the Compensation Discussion and Analysis section of this proxy statement, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent. We believe that such management of risk is required in order to avoid loss of capital during periods of economic turmoil, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable. The intent of our executive compensation program is to provide competitive total compensation to our named executive officers on a basis that links their interests with the interests of our stockholders in creating and preserving stockholder value. Although we do not have a policy that a specified percentage of the named executive officers’ compensation be performance-based, our objective is that a significant portion of their compensation be tied to performance objectives. In general, the proportion of the compensation that is performance-based is greater for our more senior named executive officers, reflecting their greater levels of responsibility and associated greater opportunity to contribute to the attainment of our joint objectives of creating and preserving stockholder value.

The primary components of our 2011 compensation program for our named executive officers are summarized below.

Annual Compensation Component	Key Features	Purpose
Salary	Fixed annual cash amount.	To provide a fixed amount of cash compensation upon which our named executive officers can rely.

Annual Cash Incentives	Compensation Committee establishes target annual incentive awards as a percentage of base salary for each named executive officer.	Provides pay-for-performance component for achievement of shorter-term objectives.

Annual Compensation Component	Key Features	Purpose
Compensation Committee determines individual results for participants and payouts, based on, for more senior named executive officers, overall financial and operational performance of management and, for less senior named executive officers, individual performance.

Long-Term Equity Based Incentives	Grant of performance shares, with number of shares awarded determined as shares having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for each named executive officer. Performance shares granted for the award period beginning on January 1, 2011 will be paid out on basis of performance over the four-year award period ending December 31, 2014 based on the average annual compound growth in Alleghany’s book value per share, subject to adjustment for performance relative to the S&P 500 Index over the same period.	Provides pay-for-performance component focused on achievement of longer-term objective of increasing book value per share at double digit rates over the long term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent.

Retirement Benefit	Completion of five years of service is required to receive any retirement benefit and payout of the full retirement benefit requires 15 years of service. Prior to January 1, 2011, the benefit payable under the retirement plan was based	Provides a fixed component of total compensation. Since Alleghany’s senior executives are typically recruited mid-career, assists in attracting senior level talent.

Annual Compensation Component	Key Features	Purpose
upon a formula that considered both annual base salary and annual cash incentives. Effective January 1, 2011, annual cash incentives earned for years subsequent to 2010 are not considered in the computation of the retirement benefit. Long-term incentives are not taken into account in computing retirement benefits.

Savings Benefit under Deferred Compensation Plan	Annual credit of an amount equal to 15% of base salary.	Provides a stable component of total compensation.

In addition to the components of executive compensation described above, during 2011, Weston M. Hicks, Alleghany’s President and chief executive officer, participated in the ACP Incentive Program, a cash incentive plan that was established by the Compensation Committee under the 2010 MIP in January 2011. In January 2012, the Compensation Committee determined to discontinue the ACP Incentive Program.

Please read the Compensation Discussion and Analysis beginning on page 49 of this proxy statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 61 through 81 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

The Compensation Committee and the Board believe that Alleghany’s executive compensation program has been designed appropriately and is working to assure that management’s interests are aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2012 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the

related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2012 Annual Meeting of Stockholders.

Although this advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program. Abstentions and broker non-votes (see “Information About Voting”) will not be counted in evaluating the results of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

All Other Matters That May Come Before the 2012 Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2012 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2012 Annual Meeting, shares represented by proxy will be voted in accordance with the judgment of the person or persons voting the proxies.

EXECUTIVE OFFICERS

The name, age, current position, date elected and five-year business history of each of Alleghany’s executive officers is as follows:

Name	Age	Current Position (date elected)	Business Experience During Last 5 Years
Weston M. Hicks	55	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (from October 2002 to December 2004).

Joseph P. Brandon	53	Executive Vice President (since March 2012)	Consultant to Alleghany (September 2011 to March 2012); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (2001 to September 2008).

Roger B. Gorham	49	Senior Vice President — Finance and Investments and chief financial officer (since January 2006)	Senior Vice President — Finance and chief financial officer, Alleghany (from May 2005 to January 2006); Senior Vice President — Finance, Alleghany (from December 2004 to May 2005).

Christopher K. Dalrymple	44	Senior Vice President (since January 2012) — General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (from December 2004 to January 2012) — Associate General Counsel, Alleghany (from March 2002 to July 2009) and Assistant Secretary, Alleghany (from March 2002 — January 2011).

Name	Age	Current Position (date elected)	Business Experience During Last 5 Years

Jerry G. Borrelli	46	Vice President — Finance and chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (from February 2006).

John Carr	51	Vice President — Tax Director (since March 2007)	Vice President — Tax Director (since March 2007).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis and Compensation Matters” appearing on pages 49 through 81 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2011.

Dan R. Carmichael

Thomas S. Johnson

William K. Lavin

Phillip M. Martineau

James F. Will

Raymond L.M. Wong

Compensation Committee

of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION MATTERS

Compensation Philosophy and General Description

We are managed by a small professional staff, including our President, our Executive Vice President, two Senior Vice Presidents and four Vice Presidents. Our executive compensation program is administered by the Compensation Committee which is composed entirely of independent directors. The Compensation Committee reviews and approves annually all compensation decisions relating to our officers. We refer to the executive officers who are named in the Summary Compensation Table setting forth the compensation of Messrs. Hicks, Gorham, Dalrymple, Borrelli, Carr and Robert M. Hart, who was our Senior Vice President – Law until April 30, 2011, for 2011, 2010 and 2009 as our “Named Executive Officers.” Joseph P. Brandon, who was appointed as Executive Vice President of Alleghany upon the closing of the acquisition of Transatlantic on March 6, 2012, is not included in the Summary Compensation Table and is not included as a “Named Executive Officer” herein because he was not an executive officer of Alleghany in 2011.

Mr. Hicks, President of Alleghany, is our chief executive officer and chief operating officer. Subject to the control of the Board, Mr. Hicks has direct power and authority over the business and affairs of Alleghany. Mr. Gorham, Senior Vice President-Finance and Investments, is chief financial officer of Alleghany and his responsibilities include management and oversight of our group-wide fixed income portfolios. Mr. Dalrymple, Senior Vice President, General Counsel and Secretary, is the chief legal officer of Alleghany. His responsibilities include structuring and implementation of business acquisitions and dispositions, assisting the Compensation Committee with respect to group-wide executive compensation arrangements and advising the Board and its Committees regarding corporate governance matters. Mr. Borrelli, Vice President, is the chief accounting officer of Alleghany and his responsibilities include the development, implementation, and administration of accounting policies and oversight of Alleghany’s accounting and financial controls functions, including as they relate to filings with the SEC and other regulatory reports. Mr. Carr, Vice President, is the Tax Director of Alleghany and his responsibilities include oversight of Alleghany’s core tax compliance, tax planning, and tax accounting functions, including in connection with business acquisitions and dispositions. Mr. Brandon, our Executive Vice President, is primarily responsible for the oversight of Alleghany’s insurance and reinsurance subsidiaries.

At our Annual Meeting of Stockholders in April 2011, we conducted our first advisory vote on the compensation of our executive officers named in the Summary Compensation Table included in the proxy statement for our 2011 Annual Meeting of Stockholders and approximately 98.8% of the votes cast on such proposal were voted in favor of the proposal. As the Compensation Committee had already made its determinations regarding 2011 compensation prior to the time of our 2011 Annual Meeting of Stockholders, none of the Committee’s subsequent actions or decisions with respect to the compensation of our executive officers in 2011 was directly attributable to the results of the vote. However, the Compensation Committee reviewed the outcome of the advisory vote and believes that the level of support achieved reflects favorably on our executive compensation philosophy. Based on the advisory vote of our shareholders at the 2011 Annual Meeting of Stockholders in favor of holding an annual vote on executive compensation, the Board determined that Alleghany will hold stockholder advisory votes on executive compensation every year. The Compensation Committee intends to review the outcome of the 2012 advisory vote and future advisory votes on the compensation of our Named Executive Officers as one of the relevant factors in structuring our executive compensation program.

Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in January. Mr. Dalrymple supports the Compensation Committee in its work. In addition to Mr. Dalrymple, the Compensation Committee has retained the Compensation Consultant, Grahall Partners, to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive salaries, executive compensation design matters, market trends and technical considerations. The nature and scope of services that the Compensation Consultant provides to the Compensation Committee include: competitive market compensation analyses, assistance with the redesign of any compensation or benefit programs as necessary or requested, assistance with respect to analyzing the impact of regulatory and/or accounting developments on Alleghany compensation plans and programs, and preparation for and attendance at selected Compensation Committee meetings. The Compensation Consultant also advises the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by the Compensation Consultant and fees Alleghany pays to the Compensation Consultant.

Our corporate objective is to create stockholder value through the ownership and management of a small group of operating subsidiaries and investments. In this regard, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent. We believe that such management of risk is required in order to avoid loss of capital during periods of economic turmoil, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable. The intent of our executive compensation program is to provide competitive total compensation to the Named Executive Officers on a basis, as discussed below, that links their interests with the interests of our stockholders in creating and preserving stockholder value.

In evaluating our executive compensation program, the Compensation Committee has been advised from time to time by the Compensation Consultant as to the compensation levels of other companies, including companies much larger than ours, that might compete with us for executive talent. Competitive market data have been periodically developed by the Compensation Consultant from several different sources, including proxy statements and various published compensation survey sources regarding various layers of the market to which Alleghany executives might be recruited, including larger companies, private equity and hedge funds. We do not seek to set our executive compensation to any benchmarks or peer group but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited in mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Although we do not have a policy that a specified percentage of the Named Executive Officers’ compensation be performance-based, our objective is that a significant portion of the Named Executive Officers’ compensation be tied to Alleghany’s financial performance. We seek to incentivize achievement of realistic performance goals without employing excessive financial leverage or undue operating risk. Thus, annual cash incentive compensation under the 2010 MIP and long-term equity-based incentives under the 2002 LTIP and 2007 LTIP are “capped” at a maximum payout once a certain level of financial performance is attained. If approved by stockholders at the 2012 Annual Meeting, any long-term equity-based incentives granted under the 2012 LTIP will be similarly capped at a maximum payout. Finally, we do not grant stock options to our officers. Our goal is to promote risk-adjusted long-term growth in the intrinsic value of our common stock and not just its market price. We believe that over time intrinsic value will be reflected in the market price of our common stock.

The components of compensation paid to the Named Executive Officers in respect of 2011 consisted principally of:

•	salaries;

•	cash incentive compensation under the 2010 MIP;

•	annual grants of long-term equity-based incentives;

•	retirement benefits; and

•	savings benefits under our Deferred Compensation Plan.

The Compensation Committee determined 2011 salaries and incentive awards for the Named Executive Officers at a meeting in January 2011, which followed a January 2011 meeting of the Board, at which the Board reviewed and discussed an evaluation of Mr. Hicks’ 2010 performance and priorities for 2011, a report by Mr. Hicks on management succession and development throughout the Alleghany group, the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer and Alleghany’s strategic plan for 2011-2015. The Compensation Committee determined payouts of 2011 incentive awards for the Named Executive Officers at a meeting in February 2012, following a January 2012 meeting of the Board, at which the Board discussed and reviewed an evaluation of Mr. Hicks’ 2011 performance and priorities for 2012, a report by Mr. Hicks on management succession and development throughout the Alleghany group, the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer and Alleghany’s strategic plan for 2012-2016.

In determining Mr. Hicks’ 2011 compensation, the Compensation Committee reviewed Mr. Hicks’ 2010 performance and 2011 priorities, as described above, as well as all components of Mr. Hicks’ 2010 compensation, including annual salary, annual cash incentive compensation in respect of 2010 under the 2005 Management Incentive Plan (“2005 MIP”), long-term incentive compensation under the 2002 LTIP and 2007 LTIP, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s Retirement Plan and the medical, long-term disability and other employee welfare plans.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2011, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Components of Compensation

Set out below in more detail is a description and analysis of the components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with the Compensation Consultant, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. In light of continued economic uncertainty, the Compensation Committee and senior management agreed that there would be no 2011 salary increase for the President, the Senior Vice President — Finance and Investments or the Senior Vice President — Law. Messrs. Borrelli and Carr received 2011 salary increases of 3% and Mr. Dalrymple received a salary increase of 19%, based upon recommendations of Mr. Hicks, taking into account general inflation, individual performance, internal comparability considerations and increased responsibilities assumed by Mr. Dalrymple.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to the Named Executive Officers under the 2010 MIP. Target annual incentive awards under the 2010 MIP are stated as a percentage of each Named Executive Officer’s base salary. Target annual incentive awards in respect of performance for 2011 were made by the Compensation Committee on January 18, 2011, and target bonus opportunities were 110% of salary for Mr. Hicks, 65% of salary for each of Messrs. Gorham and Dalrymple and 40% for Messrs. Borrelli and Carr. Maximum incentive opportunities for 2011 were 150% of target awards. Mr. Hart did not participate in the annual incentive program for 2011 due to his pending retirement. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

For 2011, payout of awards under the 2010 MIP to our most senior named executive officers, Messrs. Hicks and Gorham, was tied to the achievement of specified financial performance objectives subject to reduction in respect of Alleghany performance and/or individual performance. The 2011 financial performance goal established by the Compensation Committee for annual incentive awards to Messrs. Hicks and Gorham under the 2010 MIP was based on a funding approach, with a 2011 Incentive Pool to consist of 4% of 2011 earnings before income taxes, as reported in Alleghany’s audited financial statements, excluding effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges), expenses incurred in connection with actual and potential acquisitions, and after deduction of average catastrophe losses of RSUI Group, Inc., Alleghany’s principal insurance subsidiary (“RSUI”), for 2008-2010 of $43.9 million (the “RSUI CAT Average”), but excluding RSUI catastrophe losses in excess of the RSUI CAT Average (the “2011 Incentive Pool”). The use of the RSUI CAT Average rather than the actual amount of RSUI catastrophe losses in determining the amount of the 2011 Incentive Pool was based upon the Compensation Committee’s acknowledgement that RSUI is a significant writer of catastrophe exposed property insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year.

Based upon our 2011 Plan, 4% of our 2011 earnings before income taxes, adjusted to set RSUI catastrophe losses at the RSUI CAT Average, was $3.3 million. The Compensation Committee set the aggregate maximum for all payouts of awards made in respect of the 2011 Incentive Pool at $2.2 million, allowing a cushion to provide it with more flexibility when evaluating 2011 results. As required for an award intended to be a qualifying award under Section 162(m) of the Code, each of Messrs. Hicks and Gorham was allocated an interest in the 2011 Incentive Pool based upon his target award as a percentage of the aggregate target awards in respect of the 2011 Incentive Pool. Thus, for 2010 MIP awards made to Messrs. Hicks and Gorham, financial performance was based upon the 2011 Incentive Pool (as defined above) with the Compensation Committee specifically empowered to reduce awards, individually or in the aggregate, in its discretion and in any amount, based on its evaluation of the overall financial and operational performance of Messrs. Hicks and Gorham and their individual performance.

Based on actual 2011 results, the amount of the 2011 Incentive Pool was $9.7 million, which exceeded the $2.2 million aggregate maximum set by the Compensation Committee for the 2011 Incentive Pool when it made awards to Messrs. Hicks and Gorham under the 2010 MIP in January 2011. At its meeting on February 23, 2012, the Compensation Committee determined that the goals for 2011 Incentive Pool awards to Messrs. Hicks and Gorham were achieved for maximum payout. The Compensation Committee then evaluated individual performance of the President, the President’s recommendation regarding the individual performance of Mr. Gorham, and corporate performance. Following such evaluation, the Compensation Committee authorized individual payouts of 2011 Incentive Pool awards to Messrs. Hicks and Gorham.

Payouts of awards under the 2010 MIP for 2011 for our Named Executive Officers at the Vice President level, Messrs. Dalrymple, Borrelli and Carr, were based on individual performance goals for each particular Named Executive Officer reflecting his primary area of responsibility (as discussed in the second paragraph of the Compensation Discussion and

Analysis above). As described above, each of Messrs. Dalrymple, Borrelli and Carr was assigned a target bonus opportunity as a percentage of salary, with maximum incentive opportunities equal to 150% of target awards. At its meeting on February 23, 2012, the Compensation Committee evaluated the President’s recommendations regarding the individual performance of each of Messrs. Dalrymple, Borrelli and Carr. Following such evaluation, the Compensation Committee authorized individual payouts of 2011 awards under the 2010 MIP to Messrs. Dalrymple, Borrelli and Carr. Awards to Messrs. Dalrymple, Borrelli and Carr for 2011 under the 2010 MIP were not intended to be qualifying awards for purposes of Section 162(m) of the Code.

Annual cash incentives for 2012 under the 2010 MIP will be paid pursuant to target awards established by the Compensation Committee for the Named Executive Officers in January 2012.

Long-Term Equity Based Incentive Compensation

2011 Awards

We pay long-term incentive compensation to the Named Executive Officers under our 2002 LTIP and 2007 LTIP, and we intend to continue to pay long-term incentive compensation under our 2012 LTIP, if it is approved by stockholders at the 2012 Annual Meeting. The provisions of the 2007 LTIP are essentially the same as the provisions of the 2002 LTIP and the provisions of the 2012 LTIP being submitted to stockholders for approval at the 2012 Annual Meeting are essentially the same as the provisions of the 2007 LTIP. The 2002 LTIP expired on December 31, 2006 and in December 2006, the Board adopted the 2007 LTIP which was approved by our stockholders at the 2007 Annual Meeting. The 2007 LTIP will expire by its terms at the 2012 Annual Meeting and we have submitted the 2012 LTIP for stockholder approval at the 2012 Annual Meeting. Historically, long-term incentive awards have been made in the form of performance shares and, in a few cases, performance-based restricted stock, and have been structured in a manner intended to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For the 2011-2014 award period, the Compensation Committee based the number of performance shares awarded to the Named Executive Officers upon a percentage of such executive officer’s 2011 salary divided by the average closing price of our common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2011 salary were 200% for Mr. Hicks, 120% for Mr. Gorham and 60% for each of Messrs. Dalrymple, Borrelli and Carr. Mr. Hart did not participate in the 2011-2014 long-term incentive program due to his pending retirement. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

Long-term incentive awards under the 2002 LTIP and 2007 LTIP (and future awards that may be made under the 2012 LTIP, if approved by stockholders at the 2012 Annual Meeting), including awards for the award period beginning January 1, 2011, are intended to promote accomplishment of our stated principal financial objective to grow Alleghany’s book value per share of common stock at double digit rates over the long-term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent. Although our long-term goal is double digit growth in book value, the Compensation Committee seeks to incentivize achievement of performance goals that are realistic under prevailing conditions and avoid incenting excess risk.

In making awards for the 2011-2014 period, the Compensation Committee at its meeting on January 18, 2011 took account of such stated financial objective and prevailing financial and economic conditions and uncertainties and the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on avoiding excess risk and maintaining Alleghany’s financial strength. Taking into account such conditions, Alleghany’s strategy, the prevailing 10-year U.S. Treasury rates and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market, the Compensation Committee set the following performance goals for the 2011-2014 awards:

•

a maximum payout at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2007 LTIP) of 8.5% or more over the four-year award period 2011-2014, as adjusted for stock dividends and as adjusted for performance relative to the S&P 500 Index (as discussed below);

•

target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 6%, payouts at 50% of the value of one share of common stock on the payout date if such growth equals 4.25%, payouts at 30% of the value of one share of common stock on the payout date if such growth equals 3.5%, payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 3.5%.

Provided that the average compound annual growth in Book Value Per Share for the 2011-2014 period, as adjusted for stock dividends, is positive, it will be adjusted to include the excess, if any, of such average annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period. In setting the 2011-2014 performance share awards, the Compensation Committee considered that the awards should be appropriately adjusted for relative protection of stockholder value during periods of unusual financial market turmoil, maintenance of Alleghany’s financial strength and should avoid incenting excess risk taking. To the extent that the Total Return on the S&P 500 Index over a four-year period measures the U.S. earnings environment, growth in Alleghany’s Book Value Per Share at a greater rate may be considered a measure of Alleghany’s performance in preserving stockholder value. Since performance share awards are capped and tied to stock price, the Compensation Committee considered that the relative performance adjustment should not create any disconnect with Alleghany’s goal of increasing stockholder value. In this regard, the Compensation Committee considered that it has authority to exercise its negative discretion to reduce payouts in the event that it determines that the S&P 500 Index adjustment produces payouts inconsistent with Alleghany’s performance.

ACP Incentive Program

At a meeting on January 18, 2011, the Compensation Committee established the ACP Incentive Program pursuant to the 2010 MIP. The purpose of the ACP Incentive Program was to provide cash incentives to select officers of Alleghany and the investment personnel of our subsidiary Alleghany Capital Partners LLC, a wholly-owned subsidiary of Alleghany (“ACP”), the employees of which are responsible, under the supervision of Mr. Hicks, for group-wide equity investments of Alleghany and its subsidiaries. Pursuant to the ACP Incentive Program, a 2011 ACP Incentive Pool was created equal to 5% of the amount by which (a) the performance of a designated portfolio, with an aggregate value of approximately $1.5 billion, of public equities and cash investments held by Alleghany and its subsidiaries and managed by ACP exceeded (b) the performance that would have been achieved if the designated portfolio had a total return equal to the total return of the S&P 500, over the three-year period from January 1, 2011 through December 31, 2013 (the “2011 ACP Incentive Pool”). Mr. Hicks was granted a 50% interest in the 2011 ACP Incentive Pool. Payouts in respect of the 2011 ACP Incentive Pool were subject to certain caps, including a cap of $1 million for interim payments in respect of calendar year 2011. No other Named Executive Officer participated in the ACP Incentive Program.

At a meeting held on January 17, 2012, the Compensation Committee determined to discontinue the ACP Incentive Program and to make interim pro rata payments to the participants in the 2011 ACP Incentive Pool based upon performance through December 31, 2011. At its meeting on February 23, 2012, the Compensation Committee determined that, based upon performance through December 31, 2011, the maximum interim payment of $1 million for calendar year 2011 had been achieved. No further payments will be made in respect of the 2011 ACP Incentive Pool or under the ACP Incentive Program.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of Alleghany’s review and design of its group-wide executive incentive plans and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether its risk management and incentive objectives are being met with respect to group-wide employee incentives. Alleghany’s material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at Alleghany’s insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on page 4. The Compensation Committee does not believe that risks arising from Alleghany’s group-wide compensation policies and practices for its employees are reasonably likely to have a material adverse effect on Alleghany. As discussed above, Alleghany’s annual incentives and performance shares are capped and are not intended to incent excess risk taking to achieve outsized payouts. The managements of Alleghany’s insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and Alleghany’s strategy and risk tolerance and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk tolerance.

Retirement Plan

We offer retirement plan benefits to all our employees. Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. We believe the Retirement Plan provides a competitive advantage in helping Alleghany attract senior “mid-career” level talent. In addition, the benefits offered by the Retirement Plan provide an important stable component of total compensation. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (a) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (b) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. Long-term incentives are not taken into account in computing retirement benefits.

Deferred Compensation Plan

Alleghany credits an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is Alleghany’s intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest or treated as though invested in our common stock or, commencing January 1, 2011, a participant may also elect to have savings benefit credit amounts and deferred salary and bonus amount increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance measures that were subsequently the subject of a restatement or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock, having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for Senior Vice Presidents, the multiple is three times base salary; and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock they receive (net of taxes) in respect of awards under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

We are not allowed a deduction under the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements under Section 162(m) of the Code for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but do not permit discretionary adjustments to performance goals that would increase payouts.

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

The 2010 MIP permits the Compensation Committee to grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (“qualifying awards”) and awards that are not intended to qualify as “performance-based” compensation (“non-qualifying awards”). Consistent with the 2010 MIP and the Compensation Committee’s consideration and balancing of its executive compensation objectives, the amounts identified under the Non-Equity Incentive Plan column of the Summary Compensation Table on page 66 paid to Messrs. Hicks, and Gorham for 2011 and for all Named Executive Officers for 2010 and 2009 are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The amounts reflected in such column for Messrs. Dalrymple, Borrelli and Carr for 2011, as well as the cash bonuses paid to Mr. Borrelli for 2011 and to Mr. Dalrymple for 2010 identified under the Bonus column of the Summary Compensation Table, do not qualify as “performance-based compensation” for purposes of Section 162(m). All of the performance shares awarded to the Named Executive Officers, as well as restricted stock awards to such officers, under the 2002 LTIP and the 2007 LTIP (and any future awards that may be made under the 2012 LTIP, if approved by stockholders at the 2012 Annual Meeting) are intended to quality as “performance-based” compensation for purposes of Section 162(m).

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to his employment agreement with Alleghany, Mr. Hicks would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on pages 70 through 73, the restricted stock award agreements with Messrs. Hicks and Gorham provide for pro rata payments in the event of termination of employment other than termination for Cause or Total Disability, if certain performance conditions have been met, and the restricted stock unit matching grant award agreement with Mr. Hicks provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Hicks’s death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of

Directors of Alleghany, as well as the President in Mr. Gorham’s case, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. Further, we do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances as described below. Awards under our 2002 LTIP and 2007 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2002 LTIP and 2007 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined by the Compensation Committee. Awards that may be made under the 2012 LTIP, if approved by stockholders at the 2012 Annual Meeting, would be treated in the same manner.

Our 2010 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a non-qualifying award is otherwise terminated during an award period, the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the outstanding award payable to such participant. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals.

Additional payments upon any termination of employment would be made under our Retirement Plan and Executive Retiree Health Plan, or “Post-Retirement Medical Plan,” as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. A termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 76 through 78, and information with respect to the Deferred Compensation Plan is set forth on pages 79 through 81.

The table below provides information regarding the amounts that Messrs. Hicks, Gorham, Dalrymple, Borrelli and Carr would be eligible to receive upon any termination of employment by Alleghany other than for cause, if such termination of employment occurred on December 31, 2011:

	Severance under Employment Agreement		Payments under Restricted Stock Award Agreements(2)	Payments under Restricted Stock Unit Matching Grant Award (3)	2002 and 2007 LTIP (4)	2011 MIP(5)	Retirement Plan(6)	Deferred Compensation Plan(7)	Post- Retirement Medical Plan(8)	Total
Weston M. Hicks	$1,000,000	(1)	$7,469,217	$6,025,586	$3,824,960	$1,650,000	$6,151,488	$1,426,907	$282,756	$27,830,914
Roger B. Gorham	—		$1,023,751	—	$1,221,134	$536,250	$1,461,932	$603,137	—	$4,846,204
Christopher K. Dalrymple	—		—	—	$354,545	$370,500	$793,168	$427,629	—	$1,945,842
Jerry G. Borrelli	—		—	—	$404,274	$222,000	$551,277	$326,907	—	$1,504,458
John Carr	—		—	—	$314,902	$172,800	—	$204,635	—	$692,337

(1)	This amount would be paid by Alleghany in the form of continued payments of base salary.

(2)	Reflects award amounts payable to Mr. Hicks under his 2004 restricted stock agreement and to Mr. Gorham under his 2004 restricted stock agreement if Messrs. Hicks or Gorham were terminated other than for Cause or Total Disability (as such terms are defined in such agreements) based on the elapsed portion of the award period prior to termination and the performance goal of average annual compound growth in Book Value Per Share through the date of termination having been satisfied as of December 31, 2011. The terms of these agreements are described on pages 71 through 73.

(3)	Reflects award amount payable to Mr. Hicks under his 2002 restricted stock unit matching grant award agreement if Mr. Hicks was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such matching agreement) on the basis of 10% of the restricted stock unit account for each full year of employment measured from October 7, 2002, or 90% as of December 31, 2011. The terms of this restricted stock unit matching agreement are described on pages 70 through 71.

(4)	Reflects payment of all outstanding LTIP awards, including amounts paid in February 2012 for the award period ending December 31, 2011, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(5)	Reflects annual incentive earned in respect of 2011 under the 2010 MIP. These amounts, earned in respect of 2011 performance, were paid to the Named Executive Officers in February 2012 as reported in the Summary Compensation Table on page 66 and as described on pages 53 through 55.

(6)	Reflects payment of vested pension benefits, computed as of December 31, 2011, under the Retirement Plan to Messrs. Hicks, Gorham, Dalrymple and Borrelli. Mr. Carr was not vested in the Retirement Plan as of December 31, 2011. The determination of these pension benefits is described in more detail pages 76 through 78. This amount does not include retiree life insurance death benefit, equal to the highest annual salary of a participant prior to the date of retirement, payable to Messrs. Hicks, Gorham, Dalrymple and Borrelli. Mr. Carr was not vested in such retiree life insurance death benefit as of December 31, 2011.

(7)	Reflects the aggregate vested account balance at December 31, 2011 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

(8)	Reflects accumulated accrued benefit under our Post-Retirement Medical Plan for Mr. Hicks. Messrs. Gorham, Dalrymple, Borrelli and Carr were not eligible to receive benefits under this plan at such date. Under the Post-Retirement Medical Plan, Alleghany would pay two-thirds of coverage premium and the Named Executive Officer would pay one-third of the coverage premium. Alleghany may terminate the Post-Retirement Medical Plan at any time.

Arrangements with Mr. Hart

Mr. Hart retired as Senior Vice President – Law effective April 30, 2011. As a result of his retirement, Mr. Hart:

•	received a gross payout on November 2, 2011 of 4,235 performance shares, paid in cash of $1,387,274, in settlement of all of the outstanding performance shares awarded to him under the 2007 LTIP;

•	began receiving monthly payments of his accrued benefit under the Retirement Plan on November 30, 2011, of which $139,540 was paid in 2011;

•	began receiving annual payments of his accrued savings benefit under the Deferred Compensation Plan, of which $157,312 was paid on November 30, 2011; and

•	became eligible to participate in the Post-Retirement Medical Plan, which had an accumulated accrued benefit of $239,709 at December 31, 2011.

Following Mr. Hart’s retirement from Alleghany, he and Alleghany entered into a consulting arrangement covering the period from April 30, 2011 to December 31, 2011. Mr. Hart received cash compensation of $140,000 for the consulting services provided to Alleghany during this period.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of Alleghany’s Named Executive Officers during 2011, 2010 and 2009. Alleghany does not use stock options to compensate its employees, including its Named Executive Officers. As a result, all tables contained under this heading “Executive Compensation” omit columns pertaining to stock options.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation((5)	Total
Weston M. Hicks,	2011	$1,000,000	—	$2,006,415	$2,150,000	$1,922,260	$268,182	$7,346,857
President and CEO	2010	$1,000,000	—	$1,976,413	$1,650,000	$821,990	$188,066	$5,636,469
	2009	$1,000,000		$1,894,548	$1,500,000	$1,065,643	$204,501	$5,664,692

Roger B. Gorham,	2011	$550,000	—	$662,151	$536,250	$359,561	$157,775	$2,265,737
Senior Vice President —	2010	$530,000	—	$628,431	$516,750	$462,259	$106,646	$2,244,086
Finance and Investments	2009	$530,000		$602,397	$477,000	$316,023	$111,589	$2,037,009
and CFO

Christopher K. Dalrymple,	2011	$380,000	—	$228,804	$370,500	$331,084	$123,238	$1,433,626
Senior Vice President,	2010	$320,000	$115,200	$189,766	$192,000	$161,760	$68,476	$1,047,202
General Counsel	2009	$300,000		$170,429	$180,000	$118,582	$68,806	$837,817
and Secretary

Jerry G. Borrelli,	2011	$370,000	$100,000	$222,662	$222,000	$218,112	$116,579	$1,249,353
Vice President	2010	$360,000	—	$213,419	$216,000	$140,727	$77,658	$1,007,804
and CAO	2009	$350,000		$198,834	$210,000	$122,570	$78,241	$959,645

John Carr	2011	$288,000	—	$173,523	$172,800	$98,881	$129,693	$862,897
Vice President —
Tax Director

Robert M. Hart	2011	$183,333		—	—	—	$219,762	$403,095
Former Senior Vice	2010	$550,000		$326,042	$536,250	—	$85,072	$1,497,364
President — Law	2009	$550,000		$625,174	$495,000	$197,927	$130,288	$1,998,389

(1)	Reflects (i) a cash bonus paid to Mr. Borrelli for 2011 in recognition of his superior performance and increased workload in connection with Alleghany’s acquisition of Transatlantic and (ii) a cash bonus paid to Mr. Dalrymple for 2010 in recognition of his assumption of increased responsibilities in connection with Mr. Hart’s transition to retirement.

(2)	Represents the grant date fair value of performance shares granted to the Named Executive Officers under the 2002 LTIP and 2007 LITP, and computed in accordance with ASC 718.

The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2011	2010	2009
Mr. Hicks	$3,009,622	$2,964,619	$2,841,822
Mr. Gorham	$993,226	$942,647	$903,595
Mr. Dalrymple	$343,207	$284,649	$255,643
Mr. Borrelli	$333,993	$320,129	$298,251
Mr. Carr	$260,284	$249,168	$234,340

(3)	Represents cash incentive earned in respect of 2011 pursuant to awards under the 2010 MIP and in respect of 2010 and 2009 pursuant to awards under the 2005 MIP. For Mr. Hicks, this amount also includes his award for 2011 under the ACP Incentive Program.

(4)	Reflects change in pension value during 2011, 2010 and 2009.

(5)	All Other Compensation Amounts reflect the following items:

Name	Year	Post-Retirement Medical Plan(a)	Life Insurance and Long Term- Disability(b)	Tax Reimbursement(c)	Savings Benefit(d)	Consulting Arrangement(e)	Total
Weston M. Hicks	2011	$98,526	$10,700	$8,956	$150,000	—	$268,182
	2010	$19,930	$10,620	$7,516	$150,000	—	$188,066
	2009	$37,488	$9,820	$7,193	$150,000	—	$204,501

Roger B. Gorham	2011	$64,141	$6,440	$4,819	$82,375	—	$157,775
	2010	$16,398	$6,204	$4,544	$79,500	—	$106,646
	2009	$21,598	$6,055	$4,436	$79,500	—	$111,589

Christopher K. Dalrymple	2011	$57,459	$5,236	$3,918	$56,625	—	$123,238
	2010	$12,098	$4,908	$3,595	$47,875	—	$68,476
	2009	$15,532	$4,848	$3,551	$44,875	—	$68,806

Jerry G. Borrelli	2011	$51,784	$5,352	$4,005	$55,438	—	$116,579
	2010	$14,694	$5,210	$3,816	$53,938	—	$77,658
	2009	$16,836	$5,140	$3,765	$52,500	—	$78,241

John Carr	2011	$77,258	$5,311	$3,974	$43,150	—	$129,693

Robert M. Hart	2011	$33,509	$8,760	$6,555	$30,938	$140,000	$219,762
	2010	$(24,403)	$15,570	$11,405	$82,500	—	$85,072
	2009	$22,566	$14,558	$10,664	$82,500	—	$130,288

(a)	Amounts represent the change in Post-Retirement Medical Plan benefit value during each of the years presented.

(b)

Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(c)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in each of the years presented.

(d)	Reflects savings benefits amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 79 through 81 in the narrative accompanying the Nonqualified Deferred Compensation table.

(e)	Reflects cash compensation received by Mr. Hart for the consulting services provided to Alleghany from April 30, 2011 to December 31, 2011 pursuant to a consulting arrangement entered into with Alleghany.

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	January 18, 2011	$880,000	$1,100,000	$1,650,000	1,999	6,664	9,995	—	$2,006,415
	January 18, 2011	—	$500,000	$500,000	—	—	—	—	—
Roger B. Gorham	January 18, 2011	$286,000	$357,000	$536,250	660	2,199	3,299	—	$662,151
Christopher K. Dalrymple	January 18, 2011	$197,600	$247,000	$370,500	228	760	1,140	—	$228,804
Jerry G. Borrelli	January 18, 2011	$118,400	$148,000	$222,000	222	740	1,109	—	$222,662
John Carr	January 18, 2011	$92,160	$115,200	$172,800	173	576	864	—	$173,523
Robert M. Hart	—	—	—	—	—	—	—	—	—

(1)

Reflects awards under the 2010 MIP. Under the award opportunity in respect of the 2011 Incentive Pool granted to Messrs. Hicks and Gorham, threshold amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 81% of Target Plan Earnings Per Share and maximum amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 110% of Target Plan Earnings Per Share. If Adjusted Earnings Per Share is 80% or below of Target Plan Earnings Per Share, no payment would be made. Under the award opportunity in respect of the 2011 ACP Incentive Pool granted to Mr. Hicks, the target and maximum amounts reflect his 50% interest in the 2011 ACP Incentive Pool payable with respect to fiscal 2011. For Messrs. Dalrymple, Borrelli and Carr, threshold, target and maximum amounts reflect the range of awards that each such Named Executive Officer could have earned based upon individual performance.

(2)	Reflects gross number of shares of common stock payable in connection with awards of performance shares for the 2011-2014 award period granted under the 2007 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 3.5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 6% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 8.5% in the award period (each as adjusted as described above). If average annual compound growth in Book Value Per Share is less than 3.5%, none of these performance shares would be payable. The determination of average annual compound growth in Book Value Per Share for purposes of determining payouts of these awards is subject to adjustment for stock dividends and, provided that the average annual compound growth in Book Value Per Share for the 2011-2014 award period, as adjusted for stock dividends, is positive, will also be adjusted to include the excess, if any, of such average annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period.

(3)	Reflects 2011 ASC 718 value of performance share awards for the 2011-2014 award period under the 2007 LTIP, as adjusted for stock dividends, assuming payouts at target.

Narrative Discussion Relating to the Summary Compensation Table

and Grants of Plan-Based Awards Table

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Hicks’ salary is to be reviewed annually.

•

If Mr. Hicks’ employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’ duties; and “Total Disability” is defined as Mr. Hicks’ inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•

Mr. Hicks and Alleghany entered into a restricted stock unit matching grant agreement dated as of October 7, 2002, whereby Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares, or “Owned Shares,” on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). Material terms of this matching grant agreement, or the “Matching Grant Agreement,” are discussed below.

•

Mr. Hicks received a second grant of 29,877 performance-based restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP upon his election as chief executive officer of Alleghany. Material terms of this restricted stock agreement are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

2002 Restricted Stock Unit Matching Grant Award to Mr. Hicks

On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and, pursuant to the Matching Grant Agreement, Alleghany credited him with 23,433 restricted stock units, as adjusted for stock dividends.

These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units vest on October 7, 2012 and are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine, on the date of the filing of Alleghany’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’ employment is terminated for any reason. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the Matching Grant Agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

Mr. Hicks must maintain unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or Alleghany terminates Mr. Hicks’ employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.

2004 Restricted Stock Award to Mr. Hicks

Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received a restricted stock award of 29,877 shares of common stock (as adjusted for stock dividends paid since the date of his employment agreement) under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. Such shares of restricted stock will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011; or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

The performance goal set forth in clause (i) above was not met as of December 31, 2011.

If the performance goals are not achieved as of December 31, 2014, Mr. Hicks will forfeit all of the restricted shares. If Alleghany terminates Mr. Hicks’ employment other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 29,877 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2004 Restricted Stock Award to Mr. Gorham

In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this award agreement, Mr. Gorham received a restricted stock award of 4,095 shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP, which will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011; or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

The performance goal set forth in clause (i) above was not met as of December 31, 2011.

If the performance goals are not achieved as of December 31, 2014, Mr. Gorham will forfeit all of the restricted shares. If Mr. Gorham’s employment with Alleghany is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if Alleghany terminates Mr. Gorham’s employment other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 4,095 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Weston M. Hicks	—		—	7,972	(1)	$2,277,712
	—		—	11,254	(2)	$3,215,412
	—		—	11,475	(3)	$3,278,548
	—		—	9,995	(4)	$2,855,811
	—		—	29,877	(5)	$8,536,247
	23,433	(6)	$6,695,096
Roger B. Gorham	—		—	2,535	(1)	$724,138
	—		—	3,578	(2)	$1,022,383
	—		—	3,649	(3)	$1,042,465
	—		—	3,299	(4)	$942,466
	—		—	4,095	(7)	$1,170,001
Christopher K. Dalrymple	—		—	669	(1)	$191,123
	—		—	1,012	(2)	$289,251
	—		—	1,102	(3)	$314,791
	—		—	1,140	(4)	$325,667
Jerry G. Borrelli	—		—	813	(1)	$232,411
	—		—	1,181	(2)	$337,459
	—		—	1,239	(3)	$354,028
	—		—	1,109	(4)	$316,924
John Carr	—		—	622	(1)	$177,670
	—		—	928	(2)	$265,146
	—		—	964	(3)	$275,553
	—		—	864	(4)	$246,982

(1)	Performance shares granted under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2011.

(2)	Performance shares granted under the 2007 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2012.

(3)	Performance shares granted under the 2007 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2013.

(4)	Performance shares granted under the 2007 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2014.

(5)	Restricted stock award granted under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. The performance goal set forth in clause (i) above was not met as of December 31, 2011. If the performance goals are not achieved as of December 31, 2014, all of the restricted stock will be forfeited. If Alleghany terminates Mr. Hicks’ employment other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 29,877 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

(6)	Restricted stock units granted under the 2002 LTIP vest on October 7, 2012. As further described on page 70, if Mr. Hicks is terminated without Cause or by reason of his death or Total Disability prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

(7)	Restricted stock award granted under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. The performance goal set forth in clause (i) above was not met as of December 31, 2011. If Alleghany terminates Mr. Gorham’s employment other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 4,095 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2011 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks	7,051	$2,385,318
Roger B. Gorham	2,159	$730,359
Christopher K. Dalrymple	549	$185,724
Jerry G. Borrelli	677	$229,026
John Carr	485	$164,073
Robert M. Hart(2)	6,477	$2,145,731

(1)	Reflects the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 24, 2011 with respect to the award period ending December 31, 2010. Payouts of such performance shares were made at 112.2% of target. Of the gross share amounts reported above, the performance shares were settled in cash and in common stock, as follows:

Name	Net Share Portion of Award	Cash Portion of Award
Weston M. Hicks	0	$2,385,318
Roger B. Gorham	977	$399,865
Christopher K. Dalrymple	350	$67,321
Jerry G. Borrelli	273	$136,671
John Carr	285	$67,659
Robert M. Hart	0	$758,457

(2)	Includes the gross payout made to Mr. Hart in connection with his retirement from Alleghany of 4,235 performance shares, paid in cash of $1,387,274, in settlement of all of the outstanding performance shares awarded to him under the 2007 LTIP.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit(1)		Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	9		$8,412,110		—
Roger B. Gorham	Alleghany Corporation Retirement Plan	7		$1,932,038		—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	10		$1,084,649		—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	5		$750,614		—
John Carr	Alleghany Corporation Retirement Plan	4		$608,445		—
Robert M. Hart	Alleghany Corporation Retirement Plan	22	(2)	$2,948,744	(3)	$139,540	(4)

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2011 by the Named Executive Officers, based in part on their years of service as of such date, as indicated in the table. The estimated present values are also based in part on the Named Executive Officers’ average compensation as of December 31, 2011 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks; $995,075 for Mr. Gorham; $473,600 for Mr. Dalrymple; $549,400 for Mr. Borrelli and $425,800 for Mr. Carr. The actuarial assumptions used to compute the present values are: a discount rate of 4.50% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the 2012 IRS prescribed mortality tables for the current valuation year with separate tables for annuitants and non-annuitants.

(2)	Includes five years of service granted by the Board to Mr. Hart in connection with the commencement of his employment with Alleghany. Maximum benefits under the Retirement Plan are attained upon 15 years of credited service.

(3)	The present value of Mr. Hart’s accumulated benefit was reduced by $6,808,644, which represents the present value of an earlier payment made to him from the Retirement Plan.

(4)	Mr. Hart began receiving monthly payments of his accrued benefit under the Retirement Plan on November 30, 2011.

The Retirement Plan provides retirement benefits for our employees who are elected corporate officers and those who are designated as participants by the Board, including the

Named Executive Officers. The retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (a) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (b) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires at age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (b) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For some participants, including Mr. Hart, the retirement benefit produced under the formula described above is reduced by the actuarial equivalent of earlier benefit payments. For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates (except for Mr. Hart, who was granted five additional years of service in connection with the commencement of his employment with us).

As of December 31, 2011, Mr. Hicks was age 55 and had 9 of credited service, thus he could have retired and begun to receive a retirement benefit as of that date. As of December 31, 2011, Messrs. Gorham, Dalrymple, Borrelli and Carr were under age 55, thus none of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Messrs. Gorham, Dalrymple, Borrelli and Carr had retired on December 31, 2011, the present value of their retirement benefits assuming commencement at their earliest retirement dates and reflecting their benefit elections under Section 409A of the Code would have been $1,461,932 for Mr. Gorham, $793,168 for Mr. Dalrymple, and $551,277 for Mr. Borrelli. Mr. Carr would not have been entitled to any retirement benefit if he had retired as of December 31, 2011 since he would not have had 5 years of service.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last Fiscal Year End
Weston M. Hicks	$—	$150,000	$59,376	$(2,174)	$1,424,733
Roger B. Gorham	$—	$82,375	$17,349	$(1,194)	$601,943
Christopher K. Dalrymple	$—	$56,625	$14,780	$(821)	$426,808
Jerry G. Borrelli	$—	$55,438	$46,681	$(805)	$1,517,177	(4)
John Carr	$43,150	$43,150	$10,322	$(1,252)	$374,945	(5)
Robert M. Hart	$—	$30,938	$48,639	$(157,760)	$1,423,143

(1)	Such amounts are included as a component of “All Other Compensation” for 2011 set forth in the Summary Compensation Table on page 66 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2011. Such amounts are not included in the Summary Compensation Table on page 66 as these amounts are not considered to be above-market interest.

(3)	Represents distribution for tax purposes and, for Mr. Hart, commencement of annual payments of his accrued savings benefit on November 30, 2011 in connection with his retirement from Alleghany.

(4)	Of this amount, $1,191,075 consists of compensation earned by Mr. Borrelli that he elected to defer and $326,102 consists of contributions made by Alleghany to the savings benefit account of Mr. Borrelli.

(5)	Of this amount, $171,562 consists of compensation earned by Mr. Carr that he elected to defer and $203,383 consists of contributions made by Alleghany to the savings benefit account of Mr. Carr.

Alleghany’s Deferred Compensation Plan, which was established in January 1982 and amended in January 2011, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All corporate officers, including the Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment.

Under the Deferred Compensation Plan, we credit a book reserve account in an amount equal to 3.75% of the base annual salary, excluding bonuses, commissions and severance pay, of each officer who is a participant at any time during such calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary, referred to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with interest at the prime rate (the “Prime Rate Alternative”) or treated as though invested in our common stock (the “Common Stock Alternative”). Effective January 1, 2011, each participant may also elect to have his or her Savings Benefit Credit amounts increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share (the “Stockholders’ Equity Alternative”). In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month. With respect to 2011, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; each of Messrs. Gorham, Borrelli, Carr and Hart elected to have the Prime Rate Alternative apply to his Savings Benefit Credit; and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit. With respect to 2012, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; Mr. Gorham elected to have the Prime Rate Alternative apply to his Savings Benefit Credit; Messrs. Dalrymple and Carr elected to have the Stockholders’ Equity Alternative apply to 50% of their Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of their Savings Benefit Credit; and Mr. Borrelli elected to have the Stockholders’

Equity Alternative apply to 25% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 75% of his Savings Benefit.

Amounts treated as invested in our common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of our common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2002 LTIP or 2007 LTIP may be deferred under the Deferred Compensation Plan. If the 2012 LTIP is approved by stockholders at the 2012 Annual Meeting, no long-term incentive compensation payable pursuant to the 2012 LTIP will be eligible for deferral under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in our common stock is also subject to compliance with applicable securities laws.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at Alleghany’s 2013 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 16, 2012 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2012 Annual Meeting, scheduled for Friday, April 26, 2013.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 7 Times Square Tower, New York, New York, 10036, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany or by appearance at the 2012 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2012 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons, at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,500 plus expenses.

By order of the Board of Directors

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary

March 16, 2012

EXHIBIT A

ALLEGHANY CORPORATION

2012 LONG-TERM INCENTIVE PLAN

1.        PURPOSES OF THE PLAN.    The purposes of the Alleghany Corporation 2012 Long-Term Incentive Plan (the “Plan”) are to further the long-term growth of Alleghany Corporation (the “Corporation”), to the benefit of its stockholders, by providing incentives to the officers and other employees of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide equity-based incentive compensation, payable in stock or cash, of the types commonly known as restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, phantom stock and stock options, as well as other types of equity-based incentive compensation.

2.        ADMINISTRATION OF THE PLAN.    The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the “Committee”). Each member of the Committee shall be both an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended, or successor rule or regulation. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the employees to participate in the Plan, to determine the type, size and terms of awards to be made to each participant selected, and to determine the time or times when awards will be granted or paid. The Committee’s interpretation of the Plan or of any awards granted thereunder shall be final and binding on all parties concerned, including the Corporation and any participant. The Committee shall have authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

3.        PARTICIPATION.    Participants in the Plan shall be selected by the Committee from among the employees of the Corporation and its subsidiaries. The term “employee” shall mean any person (including any officer) employed by the Corporation or a subsidiary on a salaried basis. The term “subsidiary” shall mean any corporation, partnership or limited liability company, a majority of the total combined voting power of whose stock or other equity interests is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple awards under the Plan.

4.          AWARDS.

(a)        Types.    Awards available under the Plan may be paid in cash and/or shares of the Corporation’s common stock, $1.00 par value (“Common Stock”), and shall include, but not be limited to, grants of restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, phantom stock and options to purchase shares of Common Stock (“Options”), including Options intended to qualify as incentive stock options under Section 422 of the Code, and Options not intended so to qualify. The Committee may also make an award in any other form deemed by it to be consistent with the purposes of the Plan.

(b)        Certain Qualifying Awards.    The Committee, in its discretion, may grant an award to any participant who is or who becomes a “Covered Employee” within the meaning of Section 162(m) of the Code, with the intent that such award qualify as “performance-based compensation” under Section 162(m) of the Code (a “Qualifying Award”). The right to receive (or retain) a Qualifying Award (other than in the form of an Option or a stock appreciation right granted at Fair Market Value) shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such award is granted or otherwise, but not later than the time period required by Section 162(m) of the Code so as to continue to be a Qualifying Award. Such performance goals, which may vary from participant to participant and award to award, may be expressed in terms of any, but not limited to, of the following business criteria: revenues, operating income, cash flow, management of expenses, loss reserves and loss adjustment expense reserves, underwriting expenses, underwriting profits, income before income taxes, net income, earnings per share, net worth, stockholders’ equity, investment performance, return on equity or assets or total return to stockholders, whether applicable to the Corporation or any relevant subsidiary or business unit or entity in which the Corporation has a significant investment, or any combination thereof as the Committee may deem appropriate. Prior to the payment of any Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied.

(c)        Time and Deferral of Payments.    At the time the Committee grants each award under the Plan, the Committee shall specify in writing the time of the payment of the award, which time may be a specific date or event, or the time of satisfaction of any performance goals or other condition imposed by the Committee, provided that in the case of any award deemed to be deferred compensation under Section 409A of the Code, such payment date shall be a date when payment can be made under Section 409A without penalty. In awarding any right to receive cash and/or shares of Common Stock, the Committee in its discretion also may permit the participant to elect to receive all or a portion of such cash and/or shares of Common Stock at a later date in a manner consistent with the Section 409A rules. Deferrals shall be for such periods and upon such other terms as the Committee may determine to be appropriate, and shall be reflected in a written agreement in compliance with the requirements of Section 409A of the Code.

(d)        Vesting, Other Performance Requirements and Forfeiture. Receipt or payout of awards under the Plan, and the right to exercise Options, may be conditioned upon the fulfillment of specified conditions as established by the Committee in its discretion, including, without limitation, the completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and the Committee may provide for the forfeiture of all or any portion of any such awards if these conditions are not satisfied and in such other specified circumstances as it deems appropriate. The Committee also may specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined and may waive or modify any such performance goals or conditions, except where such waiver would cause an award that is a Qualifying Award to cease to meet the criteria to be a Qualifying Award.

(e)        Agreements.    In the Committee’s discretion, any award under the Plan shall be evidenced by an agreement at the time of grant of the award or thereafter, which, subject to the provisions of the Plan, may contain such terms and conditions as may be required by the Committee, which agreement shall be executed by an officer on behalf of the Corporation; provided that, the terms of payment of any award that may be deemed deferred compensation for purposes of Section 409A of the Code, including any award or deferral arrangement described in Section 4(c) hereof, shall be evidenced by a written agreement.

5.        SHARES OF STOCK SUBJECT TO THE PLAN AND TO CERTAIN AWARDS.

Subject, in each case, to adjustment as provided in Section 7(a) hereof, (i) the number of shares of Common Stock that may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of 600,000 shares, (ii) no more than 100,000 shares of the total number of shares of Common Stock available for issuance under the Plan may be granted in the form of incentive stock options, (iii) the maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in any calendar year shall be 50,000 shares, and (iv) the maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any participant in the form of Options (all of which may be issued as Options that qualify as incentive stock options) or stock appreciation rights in any calendar year shall be 10,000 shares of Common Stock. For purposes of the limitations set forth in this Section 5, awards based upon, or measured by, the value or changes in the value of shares of Common Stock (whether paid in cash or shares of Common Stock), any shares of Common Stock retained by the Corporation in satisfaction of the participant’s obligation for withholding taxes, and shares of Common Stock not issued as a result of a net exercise of an Option shall be treated as shares of Common Stock paid to participants. If any award shall be forfeited or otherwise terminates (in whole or in part), or if an Option shall expire or terminate unexercised, the shares of Common Stock covered thereby shall remain available under the Plan for payment to participants. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares. Any shares of Common Stock issued by the Corporation through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.

6.         OPTIONS.

(a)        Term of Options.    The term of any Option shall be determined by the Committee, but in no event shall any Option be exercisable more than ten years after the date on which it was granted. The Committee may grant Options intended to qualify as incentive stock options under Section 422 of the Code, and Options not intended so to qualify; provided, however, that Options intended to qualify as incentive stock options may only be granted to employees of the Corporation and any subsidiary corporation (within the meaning of Section 424(f) of the Code).

(b)        Option Price; Fair Market Value.    The price (“Option Price”) at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 percent of the Fair Market Value of such shares on the date the Option is granted. For purposes of the Plan, Fair Market Value is the closing sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the closing sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

(c)        Payment Upon Exercise.    Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

(d)        Surrender of Options.     The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a payment by the Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.

7.         DILUTION AND OTHER ADJUSTMENTS.

(a)        Changes in Capital Structure.    In the event of any corporate transaction involving the Corporation (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash or other distributions, stock repurchases or redemption at prices in excess of book value per share, stock issuances or sales at prices less than book value per share or sale, lease or transfer of substantially all of the assets of the Corporation or other event similar in type or effect to an event herein listed), the Committee shall make such adjustments to the number of shares of Common Stock subject to awards under the Plan, and to the awards made under the Plan, as the Committee deems equitable. Such adjustments may include, without limitation, changes to the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan, to the maximum number of shares of Common Stock with respect to which awards may be granted to any participant in any year under Section 5 hereof, to the number of shares of Common Stock subject to purchase under any Option, and/or to the terms, conditions or restrictions applicable to any awards made under the Plan, including performance goals and including the Option Price payable upon exercise of any Option.

(b)        Tender Offers and Exchange Offers.    In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to Section 6(d) hereof, or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock.

(c)        Limits on Discretion to Make Adjustments.    Notwithstanding any provision of this Section 7 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as “performance-based compensation” under Section 162(m) of the Code.

8.         MISCELLANEOUS PROVISIONS.

(a)        Right to Awards.    No employee or other person shall have any claim or right to be granted any award under the Plan.

(b)        Rights as Stockholders.    A participant shall have no rights as a holder of Common Stock by reason of awards under the Plan, unless and until certificates for shares of Common Stock are issued to the participant.

(c)        No Assurance of Employment.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

(d)        Costs and Expenses.    All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

(e)        Unfunded Plan.    The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any award under the Plan.

(f)        Withholding Taxes.    The Corporation shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to awards paid in stock, to require the payment (through withholding from the participant’s salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock (including net payments of awards paid in Common Stock).

(g)        Limits on Transferability.    No awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a participant to, any party, other than the Corporation or any subsidiary, nor shall such awards or any rights or interests therein be assignable or transferable by the recipient thereof except, in the event of the recipient’s death, as provided in subsection 8(h) below. During the lifetime of the recipient, awards under the Plan requiring exercise shall be exercisable only by such recipient or by the guardian or legal representative of such recipient. Notwithstanding the foregoing, the Committee may, in its discretion, provide that awards granted pursuant to the Plan (other than an Option granted as an incentive stock option) be transferable, without consideration, to a participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. In connection with any transfer of an award granted pursuant to the Plan contemplated by the preceding sentence, (i) the Committee shall require that the transferor and the transferee enter into an instrument of transfer whereby the transferee acknowledges and agrees that the award shall continue to be subject to the same terms, conditions and restrictions as were applicable to the award while held by the transferee, and (ii) the Committee may impose such other terms and conditions on such transferability as it may deem appropriate.

(h)        Beneficiary.    Unless otherwise authorized by the Committee, any cash payments on account of awards under the Plan to a deceased participant shall be paid to such beneficiary as has been designated by the participant in writing to the Secretary of the Corporation or, in the absence of such designation and in the case of awards payable in shares of Common Stock, according to the participant’s will or the laws of descent and distribution.

(i)        Nature of Benefits.    Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

(j)        Compliance with Legal Requirements.    The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms, and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.

(k)        Clawback Policy.    All awards granted under the Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy, as it may be in effect from time to time, as well as any similar requirements of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or of any shares of Common Stock or cash received with respect to any award (including any value received from a disposition of the shares acquired upon payment of an award).

(l)        Amendment or Termination of the Plan.    The Board of Directors of the Corporation, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 7 hereof), (ii) extend the period during which awards may be granted under the Plan, (iii) increase the maximum term for which Options may be issued under the Plan, (iv) decrease the minimum Option Price at which (A) Options may be issued under the Plan or (B) outstanding Options may be exercised, (v) permit the surrender of any outstanding Option as consideration for the grant of a new Option with a lower Option Price than the Option being surrendered or (vi) materially modify the requirements for eligibility to participate in the Plan. With the consent of the participants affected, the Committee may amend outstanding agreements evidencing awards under the Plan, and may amend the terms of awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan.

9.         EFFECTIVE DATE AND TERM OF PLAN.    The Plan shall become effective when approved at the annual meeting of stockholders (the “Annual Meeting”) by a majority of the voting power of the Voting Stock (all as defined in the Corporation’s Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such Annual Meeting. The Plan shall terminate on the date of the Annual Meeting in 2017, unless sooner terminated by action of the Board of Directors of the Corporation. No award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.

10.         LAW GOVERNING.    The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York except to the extent that such conflict laws require application of the laws of the State of Delaware.

11.         CERTAIN TERMINATIONS UNDER SECTION 409A.    Notwithstanding any provision of the Plan or an award agreement to the contrary, if at the time of a participant’s termination of employment (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) the participant is a “specified employee,” then any payments that are required to be made to such participant under the Plan as a result of the participant’s termination of employment that constitute the deferral of compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and that would in the absence of this provision have been paid to the participant within six months and one day of the participant’s termination of employment (the “Deferred Compensation Payments”) shall not be paid to the participant at the time provided herein or in such award agreement, but shall instead be accumulated and paid to the participant in a lump sum, together with interest thereon at a rate equal to the yield per annum on 6-month Treasury bills (secondary market) on the date the participant terminates employment (as reported by the Federal Reserve Board) from the date payment would have been made to the participant under the Plan until the date paid, such payment to be made on the day after the date that is six (6) months from the date of the participant’s termination of employment; provided, however, if the participant dies prior to the expiration of such six (6) month period, payment shall be made to the participant’s estate as soon as practicable following the participant’s death. For these purposes, a participant will be a “specified employee” if, on the date of the participant’s termination of employment, the participant is an individual who is, under the method of determination adopted by the Committee designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Committee shall determine in its discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.

ALLEGHANY CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION		Electronic Voting Instructions

You can vote by Internet or telephone Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on April 27, 2012.

Vote by Internet

• Go to www.envisionreports.com/YAL

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone telephone. There is
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Vote on Directors

1.	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1a - John G. Foos	☐	☐	☐	1b - William K. Lavin	☐	☐	☐	1c - Phillip M. Martineau	☐	☐	☐
		For	Against	Abstain
	1d - Raymond L. M. Wong	☐	☐	☐

	Vote on Proposals									For	Against	Abstain

2.	Approval of 2012 Long-Term Incentive Plan — The Board of Directors recommends a vote FOR the following proposal.									☐	☐	☐
Proposal to approve the 2012 Long-Term Incentive Plan of Alleghany Corporation.
										For	Against	Abstain
3.	Ratification of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR the following proposal. Ratification of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2012.									☐	☐	☐
										For	Against	Abstain
4.	Say-on-Pay — The Board of Directors recommends a vote FOR the following proposal. Advisory vote to approve the executive compensation of Alleghany Corporation.									☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2012 Annual Meeting of Stockholders to be Held on April 27, 2012

Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2011 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Harvard Club of New York City, 35 West 44th Street, New York, New York, on Friday, April 27, 2012 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.